Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MENTOR GRAPHICS CORPORATION,

an Oregon corporation,

NULL SET ACQUISITION CORPORATION,

a Delaware corporation,

AND

0-IN DESIGN AUTOMATION, INC.,

a Delaware corporation

DATED AS OF JUNE 5, 2004

i

EXHIBIT INDEX*

Exhibit A	List of Company Stockholders Executing Stockholder Support Agreements

Exhibit B	Form of Stockholder Support Agreement

Exhibit C-1	List of Individuals Executing Employment Agreements

Exhibit C-2	Form of Employment Agreement

Exhibit D	List of Individuals Executing Non-Competition Agreements

Exhibit E	Form of Non-Competition Agreement

Exhibit F	Form of Escrow Agreement

Exhibit G-1	Form of Opinion of Pillsbury Winthrop LLP

Exhibit G-2	Form of Opinion of Cooley Godward LLP

Exhibit H	Form of Securityholder Agreement

Exhibit I	List of Individuals Executing Securityholder Agreements

Exhibit J	Form of Opinion of Dean Freed, Esq.

Exhibit K	Form of Opinion of Latham & Watkins LLP

Exhibit L-1	List of Company Persons with Knowledge

Exhibit L-2	List of Parent Persons with Knowledge

Exhibit M	Schedule of Additional Stockholder Consideration Portions

Exhibit N	Schedule of Additional Eligible Employee Consideration Portions

Exhibit O	List of Company Employees

*	The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2004 (this “Agreement”), is made by and among Mentor Graphics Corporation, an Oregon corporation (“Parent”), Null Set Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and 0-In Design Automation, Inc., a Delaware corporation (the “Company”).

WHEREAS, each of the boards of directors of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, each of the boards of directors of Parent, Merger Sub and the Company has determined that the Merger is in the best interests of their respective stockholders and shareholders, as the case may be, and the board of directors of the Company has recommended that the Stockholders (as defined herein) approve the Merger;

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger and the Second Step Merger (as defined herein) are integrated steps in the transaction contemplated by this Agreement and will together qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”);

WHEREAS, contemporaneously herewith, as a condition and an inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the stockholders of the Company set forth on Exhibit A hereto has entered into a Stockholder Support Agreement with Parent and Merger Sub, in the form attached hereto as Exhibit B (collectively, the “Stockholder Support Agreements”);

WHEREAS, contemporaneously herewith, as a condition and an inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the individuals set forth on Exhibit C-1 hereto has entered into an Employment Agreement with Parent and Merger Sub, each to become effective at the Effective Time (as defined herein) and substantially in the form attached hereto as Exhibit C-2 (collectively, the “Employment Agreements”); and

WHEREAS, contemporaneously herewith, as a condition and an inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the individuals set forth on Exhibit D hereto has entered into a Non-Competition Agreement with Parent, each to become effective at the Effective Time and substantially in the form attached hereto as Exhibit E (collectively, the “Non-Competition Agreements”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

Definitions

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” shall have the meaning set forth in Section 6.11.3 of this Agreement.

“Accounts Receivable” shall have the meaning set forth in Section 4.6.2 of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5 of this Agreement.

“Additional Consideration” shall mean either Additional Stockholder Consideration or Additional Eligible Employee Consideration or both, whichever the case requires.

“Additional Eligible Employee Consideration” shall have the meaning set forth in Section 2.8.6 of this Agreement.

“Additional Eligible Employee Consideration Portion” shall mean the portion of Additional Eligible Employee Consideration that each such Eligible Employee is entitled to receive under Section 2.8.6 of this Agreement, as set forth on Exhibit N attached hereto.

“Additional Stockholder Consideration” shall have the meaning set forth in Section 2.8.5 of this Agreement.

“Additional Stockholder Consideration Portion” shall mean the portion of Additional Stockholder Consideration that each share of Company Stock is entitled to receive under Section 2.8.5 of this Agreement, as set forth on Exhibit M attached hereto.

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Aggregate Outstanding Claims” shall have the meaning set forth in Section 2.7.2.1 of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Ancillary Agreements” shall mean the Stockholder Support Agreements, the Employment Agreements, the Non-Competition Agreements, the Escrow Agreement and the Securityholder Agreements.

“Applicable Law” shall mean any Law applicable to the Company, any of the Stockholders, Parent or Merger Sub or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

“Archer Bundled Products” shall mean an Archer Product licensed as part of a bundled unit with Parent Products, typically incorporating a bundling discount.

“Archer Bundled Products Booking Credit” shall mean the credit contributed to Archer Net Bookings for an Archer Bundled Product booked by Parent during a fiscal quarter within the Earn-Out Period (or contributed to Archer Net Tail Bookings during a fiscal quarter within the Earn-Out Tail Period, if applicable), such amount to be equal to the portion of the Factory Reference Price of such Archer Bundled Product as it relates to the sum of the Factory Reference Prices for all products (including such Archer Bundled Product) included in the bundled unit of products.

“Archer Business Unit” shall mean the Surviving Corporation, or any successor entity or business unit of Parent containing the Company Business.

“Archer Business Unit Manager” shall be a designated manager of the Archer Business Unit, which initially shall be Steven D. White.

“Archer Existing Products” shall mean the Company’s products listed on the Company’s price list as of the Closing Date (such price list shall be provided to Parent prior to the Closing Date and is subject to agreement by Parent), or a product that is an extension of a Archer Existing Product listed on the Company’s price list as of the Closing Date.

“Archer Existing Products Booking Credit” shall mean the credit contributed to Archer Net Bookings for an Archer Existing Product booked by Parent during a fiscal quarter within the Earn-Out Period (or contributed to Archer Net Tail Bookings during a fiscal quarter within the Earn-Out Tail Period, if applicable), such amount to be equal to one hundred percent (100%) of the Factory Reference Price of such Archer Existing Product.

“Archer Included Products” shall mean a product that is fundamentally a Parent Product to which additional functionality from an Archer Existing Product, Archer Successor Product or the Archer Technology Portfolio is added.

“Archer Included Products Booking Credit” shall mean the credit contributed to Archer Net Bookings for an Archer Included Product booked by Parent during a fiscal quarter within the Earn-Out Period (or contributed to Archer Net Tail Bookings during a fiscal quarter within the Earn-Out Tail Period, if applicable), such amount to be agreed upon by the Archer Business Unit Manager and the Parent DVTD Manager on a case-by-case basis at or prior to the time such Archer Included Product is added to Parent’s price list.

“Archer Net Bookings” means the portion of Parent Bookings during the Earn-Out Period representing (i) Archer Existing Products Booking Credit, (ii) Archer Successor Products Booking Credit, (iii) Archer Included Products Booking Credit, (iv) Archer Bundled Products Booking Credit, (v) Archer New Products Booking Credit (if any), (vi) Archer Product Support Credit and (vii) Archer Royalties Credit (which may be a positive or negative number), if any, net in each case of applicable discounts applied on a pro rata basis in proportion to Factory Reference Price of all products within the Booking (regardless of how the transaction was presented to the customer), returns and adjustments, and excluding amounts invoiced for any other product, shipping, tax, duties or other similar amounts. In accordance with the Parent Worldwide Order Booking Policy, Archer Net Bookings shall also exclude, without limitation, adjustment for Remixes occurring at any point in time other than the original order recorded by Parent or subsequent regular renewals, and licenses to be used by (w) Parent, its distribution channels, employees, consultants and contractors for internal purposes, supporting customers, and consulting and design services, (x) colleges and universities pursuant to one of Parent’s donation programs, (y) Parent’s third-party marketing or development partners for purposes including without limitation integration, interoperability, development of interfaces and joint marketing efforts or (z) prospective customers on a temporary basis. For purposes of clarity, the calculation of Archer Net Bookings shall not double-count any of (i) through (vii) above.

“Archer Net Tail Bookings” shall mean (i) Archer Product Support Credit booked during the Earn-Out Tail Period and (ii) Archer Net Bookings, if any arising from contracts signed with customers prior to the expiration of the Earn-Out Period, but in accordance with the Parent Worldwide Order Booking Policy are recognized ratably during the Earn-Out Tail Period.

“Archer New Products” shall mean new products which take advantage of expertise unique to the Archer Business Unit and which are not Archer Existing Products, Archer Successor Products, Archer Included Products or Archer Bundled Products.

“Archer New Products Booking Credit” shall mean the credit, if any, contributed to Archer Net Bookings for an Archer New Product booked by Parent during a fiscal quarter within the Earn-Out Period (or contributed to Archer Net Tail Bookings during a fiscal quarter within the Earn-Out Tail Period, if applicable), such amount to be agreed upon by the Archer Business Unit Manager and the Parent DVTD Manager; provided that, in their sole discretion, the Archer Business Unit Manager and Parent DVTD Manager may agree to determine an appropriate alternative incentive program which may or may not assign credit for Archer New Products to Archer Net Bookings.

“Archer Product” shall mean any Archer Existing Product, Archer Bundled Product, Archer Included Product to the extent agreed, Archer Successor Product or Archer New Product to the extent agreed.

“Archer Product Support” shall mean the “support revenue” (as recognized by Parent in accordance with GAAP) attributable to Archer Products, if applicable. Archer Product Support shall include revenue from initial support orders on such products, as well as subsequent renewals of such support orders.

“Archer Product Support Credit” shall mean revenues credited to Archer Net Bookings for Archer Product Support recognized by Parent during the Earn-Out Period and Earn-Out Tail Period, such amount (i) for Archer Product Support revenues related to Archer Existing Products and Archer Successor Products, to be equal to one hundred percent (100%); (ii) for Archer Product Support revenues related to Archer Bundled Products, to be equal to the portion of the Factory Support Reference Price of such Archer Bundled Product as it relates to the sum of the Factory Support Reference Prices for all support (including such Archer Bundled Product support) included in the bundled support price; and (iii) for Archer Product Support revenues related to Archer Included Products and Archer New Products based on support pricing, apportioned as agreed by the Archer Business Unit Manager and the Parent DVTD Manager at the time when Archer Product Support pricing is determined.

“Archer Royalties” shall mean (i) royalties received, if any, by Parent from licenses on Archer Products, plus (ii) royalties received, if any, by Parent from a third party pursuant to a Patent license granted to such third-party as a result of Parent’s settlement of a dispute over such third party’s possible infringement of Patents held by the Archer Business Unit, minus (iii) royalties paid under the NEC USA Source Code License Agreement, dated June 3, 2002 (for purposes of clarity, such Archer Royalties may be a negative number).

“Archer Royalties Credit” shall mean the credit contributed to or subtracted from Archer Net Bookings for Archer Royalties received or paid by Parent during a fiscal quarter within the Earn-Out Period or, if applicable, the Earn-Out Tail Period, such amount to be equal to one hundred percent (100%) of the Archer Royalties received or paid.

“Archer Successor Product” shall mean a product that is fundamentally an Archer Existing Product or a product derived fundamentally from the Archer Technology Portfolio by the Archer Business Unit to which additional functionality has been added following the Closing Date. Archer Successor Products shall include (i) the “SuperSimulator” product and (ii) any semantic linting or model checking product(s) developed by the Archer Business Unit out of Parent’s “FormalPro” technology if such FormalPro technology is assigned by Parent to the Archer Business Unit prior to December 31, 2004.

“Archer Successor Products Booking Credit” shall mean the credit contributed to Archer Net Bookings for an Archer Successor Product booked by Parent during a fiscal quarter within the Earn-Out Period (or contributed to Archer Net Tail Bookings during a fiscal quarter within the Earn-Out Tail Period, if applicable), such amount to be equal to one hundred percent (100%) of the Factory Reference Price of such Archer Successor Product.

“Archer Technology Portfolio” shall mean any of the following: (a) an element of an Archer Existing Product or a product in development by the Company as of the Closing Date; (b) an element of existing technology and extensions related to the CheckerWare assertion and protocol monitor library, netlist analysis, semantic linting, clock-domain crossing technology (including synchronizer recognition, CDC protocol monitor recommendation and promotion, and jitter insertion and analysis in simulation and formal verification) assertion synthesis, generator synthesis (including CDC metastability and multi-cycle path), structural coverage (static, simulation and formal verification), targeting coverage with formal methods, seed selected from a simulator, priority analysis, simulator state restoration, protocol and monitor synthesis, multi-cycle constraint solvers, and static and dynamic formal verification algorithms and circuit optimizations and design and testbench debugging tools based on static and dynamic formal verification algorithms; and (c) issued or filed Patents owned by the Company as of the Closing Date and continuations thereof, Patents filed prior to the first anniversary of the Closing Date that are based on the technology described in subsections (a) or (b) above, and continuations thereof, in each case such Patents having not been found invalid. Parent and the Company agree that the Archer Technology Portfolio shall exclude technologies of Parent (excluding the Archer Business Unit) independently developed and used by Parent, whether or not such technology is otherwise covered by subsections (a), (b) or (c).

“Audited Company Financial Statements” shall have the meaning set forth in Section 4.6.1 of this Agreement.

“Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Benefit Plan Enrollment Date” shall have the meaning set forth in Section 6.11.2 of this Agreement.

“Bookings” shall mean any or all of Parent Bookings, Archer Net Bookings or Archer Net Tail Bookings.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

“California Permit” shall have the meaning set forth in Section 4.27.1 of this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

“Certificate of Merger” shall have the meaning set forth in Section 2.2 of this Agreement.

“Certificates” shall have the meaning set forth in Section 2.8.1 of this Agreement.

“CGCL” shall have the meaning set forth in Section 2.11 of this Agreement.

“Closing” shall have the meaning set forth in Section 2.1.2 of this Agreement.

“Closing Consideration Exhibit” shall mean the exhibit prepared and delivered by the Company to Parent at Closing that sets forth each Stockholder’s allocation of Transaction Consideration and each Escrow Participant’s allocation and Pro Rata Share of Escrow Shares.

“Closing Date” shall have the meaning set forth in Section 2.1.2 of this Agreement.

“Closing Date Price” shall mean the closing price for Parent Common Shares on the NASDAQ National Market on the Closing Date as reported in The Wall Street Journal.

“Closing Measurement Price” shall mean the average of the closing prices for Parent Common Shares on the NASDAQ National Market as reported in The Wall Street Journal for the five (5) consecutive Trading Days ending on the second (2nd) Trading Day prior to the Closing Date.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the Recitals to this Agreement.

“Commissioner” shall have the meaning set forth in Section 6.6 of this Agreement.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Assets” shall have the meaning set forth in Section 4.19 of this Agreement.

“Company Business” shall mean the business and operations of the Company and any of its Subsidiaries in the manner in which the same have been conducted prior to the date hereof, are currently being conducted and are currently proposed to be conducted by the Company, whether conducted by the Company or any of its Subsidiaries.

“Company Business Employee” shall mean any employee of the Company or any of its Subsidiaries, and for purposes of Section 6.11.1, the Company Business Employees listed on Exhibit O attached hereto.

“Company Business Independent Contractor” shall mean any independent contractor of the Company or any of its Subsidiaries.

“Company Cure Period” shall have the meaning set forth in Section 9.1.3 of this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in the introduction to Article 4 of this Agreement.

“Company Dissenting Shares” shall have the meaning set forth in Section 2.11 of this Agreement.

“Company Inbound License Agreement” shall have the meaning set forth in Section 4.8.6.1 of this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 6.13 of this Agreement.

“Company Insurance Policies” shall have the meaning set forth in Section 4.16 of this Agreement.

“Company Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to complete the Closing pursuant to the terms hereof or comply with its obligations hereunder or that adversely affects Parent’s ability to conduct and operate the Company Business after the Closing; provided, however, that a Company Material Adverse Effect shall not be deemed to have occurred (a) if such effect is attributable to changes in general U.S. or world economic or capital market conditions or changes generally affecting the industry in which the Company and its Subsidiaries operate the Company Business (provided that such changes do not have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole); (b) any litigation brought or threatened against the Company or its directors or officers in respect of this Agreement arising from allegations of breach of fiduciary duty relating to this Agreement or (c) the termination of the Contract by that Person set forth on Schedule 1.1A attached hereto.

“Company Options” shall mean any and all options issued by the Company to purchase shares of Common Stock under any Company stock option plan or agreement.

“Company Outbound License Agreement” shall have the meaning set forth in Section 4.8.6.2 of this Agreement.

“Company Owned Copyrights” shall have the meaning set forth in Section 4.8.4.1 of this Agreement.

“Company Stock” shall mean the Preferred Stock and the Common Stock.

“Company Transaction Expenses” shall have the meaning set forth in Section 6.12 of this Agreement.

“Company Transaction Expenses List” shall have the meaning set forth in Section 6.12 of this Agreement.

“Company Warrants” shall mean any and all warrants issued by the Company to purchase shares of Common Stock.

“Content” shall have the meaning set forth in Section 4.8.7 of this Agreement.

“Contracts” shall mean all written or oral contracts, agreements, evidences of indebtedness, guarantees, leases and executory commitments to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or any of its Subsidiaries’ properties or assets are bound, or otherwise related to the Company Business.

“Copyrights” shall have the meaning set forth in Section 4.8.1 of this Agreement.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority that is binding on any Person or its property under Applicable Law.

“DGCL” shall have the meaning set forth in the Recitals to this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.8.8.1 of this Agreement.

“Domain Names” shall have the meaning set forth in Section 4.8.1 of this Agreement.

“Earn-Out Period” shall mean the period starting at the Closing Date and ending at the fifth (5th) anniversary of the beginning of the first (1st) full fiscal quarter after the Closing Date. For example, if the Closing Date is August 15, 2004, the Earn-Out Period would run from August 15, 2004 until September 30, 2009.

“Earn-Out Tail Period” shall mean the one-(1) year period immediately following the expiration of the Earn-Out Period.

“Effective Time” shall have the meaning set forth in Section 2.2 of this Agreement.

“Eligible Employee” shall mean (i) the Company Employees listed on Exhibit N attached hereto or (ii) any new or current Parent employee hired into the Archer Business Unit, whereby at the Archer Business Unit Manager’s discretion subject to the approval of the Parent DVTD Manager, those employees in the latter category may become eligible to participate in the Eligible Employee Bonus Pool and receive Additional Eligible Employee Consideration (such amount, if any, to be at the discretion of the Archer Business Unit Manager, subject to the approval of the Parent DVTD Manager) pursuant to Section 2.8.6 of this Agreement.

“Eligible Employee Bonus Pool” shall mean the initial unallocated portion of the Additional Eligible Employee Consideration (as such amount may be (i) increased or decreased in accordance with the allocation amounts listed on Exhibit N attached hereto, (ii) increased as a result of the return of the allocation for terminated Eligible Employees or (iii) decreased as a result of allocation to new or existing Eligible Employees, each pursuant to Section 2.8.6 of this Agreement; provided, however, that the Eligible Employee Bonus Pool shall never fall below zero dollars (0%) or zero percent (0%)) of the Additional Eligible Employee Consideration that is to be allocated and distributed at the joint discretion of the Archer Business Unit Manager and Parent DVTD Manager, provided that at the expiration of the Earn-Out Tail Period, any remaining Eligible Employee Bonus Pool shall be distributed to the Eligible Employees in amounts at the discretion of the Archer Business Unit Manager, subject to the approval of the Parent DVTD Manager.

“Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Employment Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, restrictive license, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances or rules in existence on the Closing Date relating to occupational safety and health; the effect of the environment or Substances on human health; or emissions, discharges or releases of Substances into the environment, including, without limitation, ambient air, surface water, groundwater or land; or otherwise relating to the handling of Substances or the investigation, clean-up or other remediation or analysis thereof.

“Environmental Permit” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.7.1.1 of this Agreement.

“Escrow Agent” shall have the meaning set forth in Section 2.7.1.1 of this Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 2.7.1.1 of this Agreement.

“Escrow Participant Representative” shall have the meaning set forth in Section 2.7.3.1 of this Agreement.

“Escrow Participant” shall have the meaning set forth in Section 2.7.1.1 of this Agreement.

“Escrow Shares” shall have the meaning set forth in Section 2.7.1.1 of this Agreement.

“Excess Company Transaction Expenses” shall have the meaning set forth in Section 6.12 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Expiration Date” shall mean the date that is the twelve (12) month anniversary of the Closing Date.

“Factory Reference Price” shall have the meaning set forth in the Parent Worldwide Order Booking Policy.

“Fairness Approval” shall have the meaning set forth in Section 6.6 of this Agreement.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the New York Stock Exchange and the National Association of Securities Dealers).

“Hazardous Materials” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holder” shall have the meaning set forth in Section 2.6 of this Agreement.

“Indemnification Notice” shall have the meaning set forth in Section 10.2.2.1 of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 10.3.1 of this Agreement.

“Intellectual Property” shall mean, collectively, Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in Section 4.8 of this Agreement, as well as all other inventions (whether or not patentable) and improvements thereto, all works of authorship, whether or not copyrightable and whether or not registered) and all maskworks.

“Interim Period Unaudited Company Balance Sheet” shall have the meaning set forth in Section 4.6.1 of this Agreement.

“Interim Period Unaudited Company Financial Statements” shall have the meaning set forth in Section 4.6.1 of this Agreement.

“Investment Company Act” shall have the meaning set forth in Section 4.22 of this Agreement.

“Involuntary Termination Without Cause” shall mean the termination of an Eligible Employee from Parent’s employment due to any of (i) a general work force reduction for either Mentor Graphics or the Archer Business Unit; (ii) a refusal by such Eligible Employee to relocate at the request of Parent to a work location outside of a fifty-(50) mile radius from such Eligible Employee’s work location at the Effective Time; (iii) death or permanent disability; (iv) any material diminution of the Eligible Employee’s title, position or job responsibilities without such Eligible Employee’s prior written consent; or (v) any material decrease in salary or benefits that is not part of a Parent-wide or Archer Business Unit-wide salary reduction or benefit reduction program.

“Involuntary Termination With Cause” shall mean the termination of an Eligible Employee from Parent’s employment due to (i) with respect to an Eligible Employee that is a party to an Employment Agreement, an intentional breach of any material term of his or her Employment Agreement, (ii) such Eligible Employee’s willful and continued failure to perform Eligible Employee’s duties with respect to Parent that continues beyond ten (10) days after a written demand for substantial performance is delivered to the Eligible Employee by Parent and such written demand specifically identifies the manner in which Parent believes that the Eligible Employee has failed to perform his or her duties or (iii) conduct by the Eligible Employee involving (A) material dishonesty or a material breach of trust in connection with the Eligible Employee’s employment or (B) commission of a felony or a misdemeanor involving moral turpitude.

“Knowledge” of (i) the Company shall mean the actual knowledge after reasonable inquiry of any of the individuals set forth on Exhibit L-1 to this Agreement and (ii) Parent shall mean the actual knowledge after reasonable inquiry of any of the individuals set forth on Exhibit L-2 to this Agreement.

“Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement or arbitration award or finding (including those of the National Association of Securities Dealers, New York Stock Exchange or any other self-regulatory organization).

“Losses” shall have the meaning set forth in Section 10.2.1 of this Agreement.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“Merger Sub 2” shall have the meaning set forth in Section 2.1.1.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Non-Competition Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement, dated as of April 14, 2004, by and between Parent and the Company, as the same may be amended from time to time by the parties.

“Optionholders” shall mean the Holders of Company Options.

“Outside Date” shall have the meaning set forth in Section 9.1.2 of this Agreement.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Benefit Plan” shall have the meaning set forth in Section 6.11.2 of this Agreement.

“Parent Bookings” shall have the meaning equivalent to the definition of “bookings,” as set forth in the Parent Worldwide Order Booking Policy.

“Parent Common Shares” shall mean the shares of common stock of Parent, no par value per share.

“Parent Cure Period” shall have the meaning set forth in Section 9.1.5 of this Agreement.

“Parent DVTD Manager” shall mean the manager of the Design Verification and Test Division of Parent, or any successor division of Parent that is responsible for the research and development of Archer Products, which initially shall be Robert Hum.

“Parent Indemnitees” shall have the meaning set forth in Section 10.2.1 of this Agreement.

“Parent Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent or Merger Sub to complete the Closing pursuant to the terms hereof or comply with its obligations hereunder; provided, however, that a Parent Material Adverse Effect shall not be deemed to have occurred if such effect is attributable to changes in general U.S. or world economic or capital market conditions or changes generally affecting the industry in which the Parent and its Subsidiaries operate (provided that such changes do not have a disproportionate adverse impact on the Parent and its Subsidiaries, taken as a whole).

“Parent Products” shall mean any product on Parent’s price list on or after the Effective Time, excluding Archer Existing Products, Archer Successor Products, Archer Included Products, Archer Bundled Products and Archer New Products.

“Parent SEC Filings” shall have the meaning set forth in Section 5.6 of this Agreement.

“Parent Worldwide Order Booking Policy” shall mean Parent’s Worldwide Order Booking Policy dated March 18, 2003.

“Patents” shall have the meaning set forth in Section 4.8.1 of this Agreement.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Permit Application” shall have the meaning set forth in Section 4.27.1 of this Agreement.

“Permits” shall have the meaning set forth in Section 4.13.1 of this Agreement.

“Permitted Encumbrances” shall mean (a) Encumbrances for current Taxes not yet due and payable; (b) purchase money security interests; and (c) liens imposed by Law, such as mechanics’ liens.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, Governmental Authority or other entity.

“Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Proceedings” shall have the meaning set forth in Section 4.12 of this Agreement.

“Pro Rata Share” shall mean, with respect to any Escrow Participant, the percentage of the aggregate Escrow Shares attributable to such Escrow Participant.

“Quarterly Earn-Out Pool” shall mean, with respect to any fiscal quarter during the Earn-Out Period or Earn-Out Tail Period, fifteen percent (15%) of the amount of Archer Net Bookings (or in the case during the Earn-Out Tail Period, fifteen percent (15%) the amount of Archer Net Tail Bookings), as may be adjusted in accordance with Section 2.8.7 and Section 2.8.8.1.

“Quarterly Earn-Out Statement” shall have the meaning in Section 2.8.8.

“Registration Statement” shall have the meaning set forth in Section 6.6 of this Agreement.

“Remixes” shall mean time-based licenses granted by Parent to a customer covering any combination of Archer Products or Parent Products under which the customer has the option to reconfigure the type and quantity of software products licensed thereunder at intervals throughout the term of the licenses.

“Resolved Claim Notice” shall have the meaning set forth in Section 10.2.2.1 of this Agreement.

“Retained Company Employee” shall have the meaning set forth in Section 6.11.1 of this Agreement.

“Retained Escrow Consideration” shall have the meaning set forth in Section 2.7.2.1 of this Agreement.

“Schedule Z” shall have the meaning set forth in Section 6.15 of this Agreement.

“Scheduled Contracts” shall have the meaning set forth in Section 4.7 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission, and any successor thereto.

“Second Step Merger” shall have the meaning set forth in Section 2.1.1 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securityholder Agreements” shall have the meaning set forth in Section 3.1.1.7 of this Agreement.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Preferred Stock” shall mean the Series E Preferred Stock, par value $0.001 per share, of the Company.

“Software” shall mean individually each, and collectively all, of the computer programs, including without limitation interfaces and any embedded software programs or applications, owned or licensed by the Company or otherwise included as an asset of the Company under this Agreement, including without limitation as to each program, the processes and routines used to process data, the executable code, the source code (as to third-party source code, when the rights to the source code may be obtained), and any associated developers’ kits, utilities, build scripts, test scripts, compilers, programmers’ notes and any other documentation related to the Software, and all improvements, modifications, enhancements, versions and releases related thereto.

“Stock Allocation Percentage” shall be the percentage (expressed in decimal form) of the Stock Consideration allocated for each class or series of Company Stock. The Stock Allocation Percentage for the Series A Preferred Stock shall be 0.04951015. The Stock Allocation Percentage for the Series B Preferred Stock shall be 0.06943563. The Stock Allocation Percentage for the Series C Preferred Stock shall be 0.16188534. The Stock Allocation Percentage for the Series D Preferred Stock shall be 0.17002591. The Stock Allocation Percentage for the Series E Preferred Stock shall be 0.30427717. The Stock Allocation Percentage for the Common Stock shall be 0.24486580.

“Stock Consideration” shall mean the aggregate number of Parent Common Shares equal to the quotient (rounded to the nearest whole share) of (x) $50,000,000 divided by (y) the Closing Measurement Price, issuable at Closing pursuant to Article 2 of this Agreement.

“Stock Consideration Portion” shall mean, with respect to each class or series of Company Stock, the number of Parent Common Shares equal to the result of the following calculation:

X	=	(A x B)
C

where “X” is the Stock Consideration Portion; “A” represents the Stock Consideration; “B” represents the Stock Allocation Percentage for the particular class or series of Company Stock; and “C” represents the aggregate number of shares outstanding for such class or series of Company Stock on a fully-diluted basis of such class or series of Company Stock as of the Closing Date (for purposes of clarity, the fully-diluted share number for the Common Stock shall exclude shares issuable upon conversion of the Preferred Stock). The Stock Consideration

Portion for the Series A Preferred Stock shall be the “Series A Preferred Portion.” The Stock Consideration Portion for the Series B Preferred Stock shall be the “Series B Preferred Portion.” The Stock Consideration Portion for the Series C Preferred Stock shall be the “Series C Preferred Portion.” The Stock Consideration Portion for the Series D Preferred Stock shall be the “Series D Preferred Portion.” The Stock Consideration Portion for the Series E Preferred Stock shall be the “Series E Preferred Portion.” The Stock Consideration Portion for the Common Stock shall be the “Common Stock Portion.”

“Stockholder Consent” shall have the meaning set forth in Section 4.26 of this Agreement.

“Stockholder Support Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Stockholders” shall mean the holders of shares of Company Stock as of immediately prior to the Effective Time (which shall include Optionholders that have exercised their Company Options immediately prior to the Effective Time).

“Subsidiary” of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Substances” shall mean any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined by CERCLA, the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local Laws and regulations; petroleum and petroleum products; polychlorinated biphenyls; or asbestos.

“Superior Proposal” shall mean a bona fide proposal made by a third party to acquire the Company pursuant to a merger, a sale of all or substantially all of its assets or otherwise on terms which a majority of the board of directors of the Company determines, at a duly constituted meeting of the board of directors, in its reasonable good faith judgment (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s stockholders than the Merger and for which financing, to the extent required, is then committed.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.1 of this Agreement.

“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Cost” shall mean, with respect to any event or adjustment for any Person, the excess, if any, of the Tax liability of such Person taking such event or adjustment into account over the Tax liability of such Person without regard to such event or adjustment, with all other circumstances remaining unchanged.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” shall have the meaning set forth in Section 10.3.1 of this Agreement.

“Threshold Amount” shall have the meaning set forth in Section 10.5.1 of this Agreement.

“Trademarks” shall have the meaning set forth in Section 4.8.1 of this Agreement.

“Trade Secrets” shall have the meaning set forth in Section 4.8.5.1 of this Agreement.

“Trading Day” shall mean any day on which the NASDAQ National Market is open and available for at least five (5) hours for the trading of securities.

“Transaction Consideration” shall mean Stock Consideration and the Additional Consideration.

“Transfer Taxes” shall have the meaning set forth in Section 7.4 of this Agreement.

“Transmittal Letter” shall have the meaning set forth in Section 2.8.1 of this Agreement.

“Treasury Regulations” shall have the meaning set forth in the Recitals to this Agreement.

“Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

ARTICLE 2.

The Merger

Section 2.1 The Merger.

Section 2.1.1 Merger of the Company into Merger Sub; Second Step Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”). Following the Effective Time, on the same day of the Effective Time if practicable, but in any case no more than one (1) Business Day following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into a wholly-owned Delaware corporation (“Merger Sub 2”) of which Parent shall be the sole stockholder (the “Second Step Merger”). The Merger and the Second Step Merger shall be treated as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall be reported as a single “merger transaction” within the meaning of Section 368(a)(1)(A) of the Code.

Section 2.1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1 of this Agreement, and subject to the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 8 of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, at 10:00 a.m., Pacific Time, on a day (to be selected by Parent in its reasonable discretion) following the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date but subject to the fulfillment of those conditions) set forth in Article 8 of this Agreement (but in any event, within two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Article 8 of this Agreement), or at such other date, time and place as Parent and the Company shall mutually agree in writing (the exact date on which the Closing takes place, the “Closing Date”).

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Charter and Bylaws. The certificate of incorporation of the Company in effect at the Effective Time shall be amended in its entirety at the Effective Time to read as the certificate of incorporation of Merger Sub immediately prior to the Effective Time and shall thereafter be amended in accordance with its terms and as provided by Applicable Law. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until such bylaws shall thereafter be amended in accordance with the terms of such bylaws and as provided by Applicable Law.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities (each, a “Holder”):

Section 2.6.1 Shares of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for a newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation such that immediately following the Effective Time, Parent will be the sole and exclusive owner of the shares of capital stock of the Surviving Corporation.

Section 2.6.2 Shares of Series A Preferred Stock. Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Series A Preferred Portion and the Additional Stockholder Consideration Portion. All shares of Series A Preferred Stock converted pursuant to this Section 2.6.2 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.3 Shares of Series B Preferred Stock. Each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Series B Preferred Portion and the Additional Stockholder Consideration Portion. All shares of Series B Preferred Stock converted pursuant to this Section 2.6.3 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.4 Shares of Series C Preferred Stock. Each share of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Series C Preferred Portion and the Additional Stockholder Consideration Portion. All shares of Series C Preferred Stock converted pursuant to this Section 2.6.4 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.5 Shares of Series D Preferred Stock. Each share of Series D Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series D Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Series D Preferred Portion and the Additional Stockholder Consideration Portion. All shares of Series D Preferred Stock converted pursuant to this Section 2.6.5 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.6 Shares of Series E Preferred Stock. Each share of Series E Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series E Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive the Series E Preferred Portion and the Additional Stockholder Consideration Portion. All shares of Series E Preferred Stock converted pursuant to this Section 2.6.6 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.7 Shares of Common Stock. Each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Company Dissenting Shares) shall be converted into the right to receive a number of Parent Common Shares equal to the Common Stock Portion and the Additional Stockholder Consideration Portion. All shares of Common Stock converted pursuant to this Section 2.6.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

Section 2.6.8 Company Warrants. If any Company Warrants have not been exercised or canceled prior to the Effective Time, (i) the shares of Series A Preferred Stock issuable upon exercise of such Company Warrants exercisable into Series A Preferred Stock shall be (A) deemed issued and outstanding and (B) treated as such for purposes of Section 2.6.2 and the determination of the Series A Preferred Portion and (ii) the shares of Common Stock issuable upon exercise of such Company Warrants exercisable into Common Stock shall be (A) deemed issued and outstanding and (B) treated as such for purposes of Section 2.6.7 and the determination of the Common Stock Portion.

Section 2.6.9 Company Options. The Company shall take all actions necessary, including obtaining any requisite consents of the Optionholders, to provide that, at the Effective Time, (i) each unvested Company Option shall vest and (ii) immediately following such vesting, each Company Option that is outstanding, unexercised and unexpired immediately prior to the Effective Time shall be canceled and terminated.

Section 2.6.10 No Fractional Parent Common Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued in connection with the Merger, but in lieu thereof each Holder who would otherwise be entitled to receive a fraction of a Parent Common Share shall receive from Parent an amount of cash equal to the product of (i) the fraction of a Parent Common Share to which such holder would otherwise be entitled multiplied by (ii) the Closing Measurement Price.

Section 2.6.11 Restrictions on Shares of Company Stock. If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the Parent Common Shares issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Common Shares may accordingly be marked with appropriate legends. The Company shall not, by any action or inaction, prevent Parent from enforcing any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement from and after the Effective Time.

Section 2.7 Escrow.

Section 2.7.1 Escrow Shares.

Section 2.7.1.1 At the Closing, to provide funds for the satisfaction of any claims for indemnification made by Parent Indemnitees pursuant to Article 10 of this Agreement, Parent shall deliver Six Million Dollars ($6,000,000) in value of the aggregate Stock Consideration to which each Stockholder (each, an “Escrow Participant” and collectively, the “Escrow Participants”) is entitled pursuant to this Article 2 (collectively, the “Escrow Shares”) to an escrow account (the “Escrow Account”) to be established by Parent with U.S. Bank Trust National Association (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement, substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”).

Section 2.7.1.2 The certificate representing the Escrow Shares shall be retained in the Escrow Account until released pursuant to Section 2.7.2 below. During the period in which the Escrow Shares are retained in the Escrow Account, they will be held for the benefit of the registered holders of the Escrow Shares, and such registered holders shall be entitled to vote the Escrow Shares and to receive the economic benefit of any dividends paid with respect to the Escrow Shares until it has been determined conclusively that a Parent Indemnitee is entitled to retain the Escrow Shares in respect of indemnification claims pursuant to Section 10.2 hereof (it being understood that any cash dividends paid on such shares, and any taxable non-cash dividends paid on such shares, shall be distributed currently to the applicable Escrow Participant and any tax-free non-cash dividends paid on such shares shall continue to be held in the Escrow Account for the benefit of the Escrow Participants). From and after the Closing Date, unless and until it is determined that a Parent Indemnitee is entitled to retain the Escrow Shares in respect of indemnification claims, the Escrow Shares shall appear as issued and outstanding on the balance sheet of Parent.

Section 2.7.2 Release of Escrow Shares.

Section 2.7.2.1 Within five (5) Business Days following the Expiration Date, the Escrow Agent shall distribute to the Escrow Participants, at their respective addresses and in proportion to their respective Pro Rata Shares set forth on the Closing Consideration Exhibit, any Escrow Shares deposited into the Escrow Account pursuant to this Section 2.7 less (i) the number of Escrow Shares offset prior to the Expiration Date pursuant to Section 10.2.2 hereof and (ii) a number of Escrow Shares which the Escrow Agent shall retain equal to the aggregate amount of indemnification claims made by Parent pursuant to Section 10.2 hereof which shall be outstanding and unresolved (the “Aggregate Outstanding Claims“), or, in the event that the Aggregate Outstanding Claims exceed the remaining number of Escrow Shares, all remaining Escrow Shares (such number of retained Escrow Shares, as well as any such number of retained Escrow Shares as such number may be further reduced after the Expiration Date by distributions to the Escrow Participants and offsets by Parent pursuant to Section 10.2.2 hereof, the “Retained Escrow Consideration”). For all purposes under this Agreement and the Escrow Agreement, the Escrow Shares shall be valued at the Closing Measurement Price.

Section 2.7.2.2 In the event and to the extent that after the Expiration Date any outstanding indemnification claim made by a Parent Indemnitee pursuant to Section 10.2 hereof is resolved against such Parent Indemnitee (or is resolved in favor of a Parent Indemnitee but in a smaller amount than originally retained by Parent), the Escrow Agent shall deliver to the Escrow Participants, at their respective addresses and in proportion to their respective Pro Rata Shares set forth on the Closing Consideration Exhibit, an amount of the Retained Escrow Consideration corresponding to the amount of the outstanding indemnification claim resolved against such Parent Indemnitee (or, in the case where the indemnification claim is resolved in favor of a Parent Indemnitee but in a smaller amount than originally retained by Parent, the difference between the amount resolved in favor of such Parent Indemnitee and the amount originally retained), unless the remaining Aggregate Outstanding Claims would exceed the Retained Escrow Consideration after such distribution, in which case the Escrow Agent shall retain in the Escrow Account a number of Escrow Shares equal in value to the amount of the remaining Aggregate Outstanding Claims.

Section 2.7.3 Escrow Participant Representative.

Section 2.7.3.1 Bruce Shewmaker is hereby appointed and constituted the “Escrow Participant Representative” under this Agreement, and as such shall serve as agent for and have all powers as attorney-in-fact of each Escrow Participant, for and on behalf of each Escrow Participant, to take the following actions in connection with the negotiation, settlement and compromise of indemnification claims pursuant to Article 10 of this Agreement and the release of Escrow Shares in connection therewith: to give and receive notices of communications; to agree to, negotiate or enter into settlements and compromises of and comply with orders of courts with respect to any disputes involving any claims made by Parent Indemnitees or the Escrow Participants under this Agreement; to sign receipts, consents or other documents to effect any of the transactions contemplated by this Agreement or the Ancillary Agreements; and to take all actions necessary or appropriate in the judgment of the Escrow Participant Representative in connection with the foregoing. The Escrow Participant Representative shall consult with Escrow Participants representing at least a majority of the aggregate Escrow Shares prior to settling or compromising any claim or dispute involving more than $250,000; provided, however, that in no event shall the consent of any Escrow Participant be required for the Escrow Participant Representative to settle or compromise any claim or dispute on behalf of the Escrow Participants.

Section 2.7.3.2 If the Escrow Participant Representative elects to resign as Escrow Participant Representative for any reason, the Escrow Participant Representative shall notify Parent of his or her intent to resign, and Escrow Participants representing at least a majority of the aggregate Escrow Shares shall, by written notice to Parent, appoint a successor Escrow Participant Representative within five (5) Business Days after receiving notice of such resignation. Escrow Participants representing at least a majority of the aggregate Escrow Shares may, at any time, by written notice to Parent, appoint a replacement Escrow Participant Representative.

Section 2.7.3.3 Notice or communications to or from the Escrow Participant Representative pursuant to this Section 2.7 given in accordance with Section 11.4 hereof shall constitute notice to or from each of the Escrow Participants.

Section 2.7.3.4 A decision, act, consent or instruction of the Escrow Participant Representative pursuant to this Section 2.7 shall constitute a decision, act, consent or instruction of each and all of the Escrow Participants, and shall be final, binding and conclusive upon each and all of the Escrow Participants, and Parent shall be entitled to rely upon any decision, act, consent or instruction of the Escrow Participant Representative as being the decision, act, consent or instruction of each and all of the Escrow Participants, and Parent shall be relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction.

Section 2.7.3.5 The Escrow Participant Representative shall promptly notify each Escrow Participant in the event of any decision, act, consent or instruction of the Escrow Participant Representative pursuant to this Section 2.7.3. Each Escrow Participant, severally in proportion to its respective Pro Rata Share and not jointly, with right of contribution among them, shall indemnify and hold harmless the Escrow Participant Representative with respect to any claim, loss, damage, cost and liability against such Escrow Participant Representative, including without limitation reasonable attorneys’ fees and costs, arising from any decision, act, inaction, consent or instruction of such Escrow Participant Representative pursuant to this Section 2.7.3 from out of the Escrow Account, unless and to the extent that such claim arises from such Escrow Participant Representative’s gross negligence or willful misconduct. The Escrow Participant Representative shall not be liable to any Stockholder for any act done or omitted hereunder as Escrow Participant Representative except to the extent the Escrow Participant Representative has acted with gross negligence or willful misconduct.

Section 2.8 Distribution of the Transaction Consideration.

Section 2.8.1 Distribution of Transmittal Letter. Prior to the Closing Date, Parent shall make available to and, as soon as practicable following the Effective Time (and, in any event, within five (5) Business Days thereafter), Parent shall cause to be mailed to each record holder of certificates evidencing Company Stock (the “Certificates”) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent or its designated representative and shall be in such form and have such other customary provisions as Parent shall reasonably specify) (the “Transmittal Letter”) and instructions for such holder’s use in effecting the surrender of the Certificates and the exercise of the rights of such holder to obtain its portion of the Transaction Consideration.

Section 2.8.2 Delivery of Transaction Consideration. Upon surrender to Parent or its designated representative of any Certificates for cancellation, together with a duly executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive, in exchange therefor the Transaction Consideration to which such holder is entitled pursuant to Section 2.6 and 2.8.5 of this Agreement. Parent shall use its commercially reasonable efforts to cause American Stock & Transfer Trust to transmit the Stock Consideration to which such holder is entitled within five (5) Business Days after receipt of all such holder’s Certificates for cancellation, together with a duly executed and completed Transmittal Letter.

Section 2.8.3 Cancellation of Company Stock. Upon surrender of each Certificate and delivery by Parent of the Transaction Consideration to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate (other than Certificates representing Company Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the Transaction Consideration into which the Company Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement.

Section 2.8.4 Distributions With Respect to Unexchanged Shares of Company Stock. No dividends or other distributions with respect to Parent Common Shares declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate. Subject to Applicable Law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such Parent Common Shares.

Section 2.8.5 Additional Stockholder Consideration. During the Earn-Out Period and Earn-Out Tail Period, Parent shall pay or cause to be paid to the Stockholders on or before the forty-fifth (45th) day after the end of each fiscal quarter of Parent (including the fiscal quarter ending on the last day of the Earn-Out Tail Period), cash in an amount equal to sixty-eight percent (68%) of the Quarterly Earn-Out Pool for the immediately preceding completed fiscal quarter. Such cash payments made by Parent to the Stockholders in the aggregate shall be referred to herein as the “Additional Stockholder Consideration.”

Section 2.8.5.1 The Additional Stockholder Consideration shall be allocated to each Stockholder in accordance with such Stockholder’s Additional Stockholder Consideration Portion as listed on Exhibit M to this Agreement. Parent shall pay or cause to be paid any Additional Stockholder Consideration Portions that may be due hereunder in cash by check or by wire transfer of immediately available funds to an account or accounts specified by each Stockholder in its Transmittal Letter; provided, however, that when, if ever, the cumulative amount of Additional Stockholder Consideration paid to Stockholders equals $50,000,000, then any subsequent payments of Additional Stockholder Consideration shall be paid to Stockholders (i) fifty percent (50%) in cash and (ii) fifty percent (50%) in Parent Common Shares, with such Parent Common Shares to be valued at the average of the closing price for Parent Common Shares on the Nasdaq National Market as reported in The Wall Street Journal for the five (5) consecutive Trading Days ending on the second (2nd) Trading Day prior to the date of any such payment.

Section 2.8.6 Additional Eligible Employee Consideration. During the Earn-Out Period and Earn-Out Tail Period, Parent shall pay or cause to be paid to the Eligible Employees on or before the forty-fifth (45th) day after the end of each fiscal quarter of Parent (including the fiscal quarter ending on the last day of the Earn-Out Tail Period), cash in an amount equal to thirty-two percent (32%) of the Quarterly Earn-Out Pool for the immediately preceding completed fiscal quarter. Such cash payments made by Parent to the Eligible Employees in the aggregate shall be referred to herein as the “Additional Eligible Employee Consideration.”

Section 2.8.6.1 The Additional Eligible Employee Consideration (which for purposes of this Section 2.8.6.1 shall exclude the amounts allocated to the Eligible Employee Bonus Pool) shall be allocated to each Eligible Employee in accordance with such Employee’s Additional Eligible Employee Consideration Portion as listed on Exhibit N to this Agreement. Parent shall pay or cause to be paid any Additional Eligible Employee Consideration Portions that may be due hereunder concurrently and as part of such Eligible Employee’s next scheduled payroll check to be issued by Parent (subject to Parent’s regular payroll cutoff) after completion of the calculation of such Additional Eligible Employee Consideration Portions within the forty-five (45) day period of the end of the fiscal quarter.

Section 2.8.6.2 A change in the status of an Eligible Employee by Parent in the following ways will affect an Eligible Employee’s right to receive Additional Eligible Employee Consideration as follows:

(i)	In the event an Eligible Employee is subject to an Involuntary Termination Without Cause, the Eligible Employee’s right to receive his or her Additional Eligible Employee Consideration Portion shall be unaffected.

(ii)	In the event an Eligible Employee is subject to an Involuntary Termination With Cause, the Eligible Employee’s right to receive his or her Additional Eligible Employee Consideration Portion shall cease as of the date of such termination and the amount of such Additional Eligible Employee Consideration Portion such terminated Eligible Employee shall be entitled to receive in the Quarterly Earn-Out Pool following such date of termination shall be adjusted on a pro rata basis for the number of days worked in the applicable fiscal quarter.

(iii)	In the event an Eligible Employee voluntarily terminates his or her employment with Parent, such Eligible Employee’s right to receive Additional Eligible Employee Consideration shall cease on the date of such termination, and the amount of such Additional Eligible Employee Consideration Portion such terminated Eligible Employee shall be entitled to receive in the Quarterly Earn-Out Pool following such date of termination shall be adjusted on a pro rata basis for the number of days worked in the applicable fiscal quarter.

(iv)	In the event an Eligible Employee voluntarily accepts an assignment with Parent outside of the Archer Business Unit, the determination of whether such Eligible Employee’s right to receive Additional Eligible Employee Consideration shall be at the discretion of the Archer Business Unit Manager and the Parent DVTD Manager, taking into consideration the relative benefit of such Eligible Employee’s transfer within Parent’s organization. In the case such Eligible Employee’s right to receive Additional Eligible Employee Consideration is terminated, the amount of such Additional Eligible Employee Consideration Portion such transferring Eligible Employee shall be entitled to receive in the Quarterly Earn-Out Pool following such date of transfer shall be adjusted on a pro rata basis for the number of days worked in the applicable fiscal quarter.

In the case of (ii) and (iii) and, when applicable, (iv) above, the Additional Eligible Employee Consideration Portions allocated for Eligible Employees no longer eligible for such Additional Eligible Employee Consideration shall be returned to the Eligible Employee Bonus Pool.

Section 2.8.7 Adjustments to Quarterly Earn-Out Pool. Adjustments determined by Parent after the payment of the Quarterly Earn-Out Pool for a certain fiscal quarter shall be carried forward to be added to or deducted from the Quarterly Earn-Out Pool for the next fiscal quarter.

Section 2.8.8 Quarterly Earn-Out Statements. In connection with the making of each payment by Parent to the Stockholders under Section 2.8.5 and to each Employee under Section 2.8.6, Parent shall deliver to the Stockholders and the Eligible Employees, along with such Additional Consideration, a statement (the “Quarterly Earn-Out Statement”) setting forth the computation of the Quarterly Earn-Out Pool and the Stockholder’s or Eligible Employee’s Additional Consideration Portion, as applicable, together with supporting financial information used in making its computations, including adjustments made pursuant to Section 2.8.7 and Section 2.8.8.1.

Section 2.8.8.1 Parent’s computation of any payment under Section 2.8.5 or Section 2.8.6 shall be conclusive and binding upon the Stockholders and Eligible Employees unless, within twenty (20) Business Days following the Stockholders’ and Eligible Employees’ receipt of the Quarterly Earn-Out Statement and the Additional Consideration Portion payment, the Escrow Participant Representative notifies Parent in writing (the “Dispute Notice”) that it disagrees with Parent’s computations in the Quarterly Earn-Out Statement; provided, that during the twenty (20) Business Day period set forth above, upon reasonable advance written request by the Escrow Participant Representative, the Escrow Participant Representative shall be given reasonable access to Parent’s books and records to the extent necessary to enable the Escrow Participant Representative to verify the information and computations in the Quarterly Earn-Out Statement within such twenty (20) Business Day period. If the Escrow Participant Representative is still trying to verify the information and calculations at the end of such period, the parties will mutually agree on a reasonable additional period of time for the Escrow Participant Representative to confirm such calculations. The Dispute Notice shall include a schedule setting forth the computations by the Escrow Participant Representative of the amount payable as Additional Consideration for the applicable quarterly period, together with supporting financial information used in making its computations. Unless within fifteen (15) Business Days following Parent’s receipt of the Dispute Notice, Parent notifies the Escrow Participant Representative in writing that Parent agrees with the Escrow Participant Representative’s computations therein, Parent and the Escrow Participant Representative shall request a national firm of independent certified public accountants mutually agreeable to Parent and the Escrow Participant Representative to compute the amount payable as Additional Consideration, if any, as promptly as possible, which computation shall be conclusive and binding upon Parent and the Stockholders and Eligible Employees in the absence of manifest error. In the event that Parent and the Escrow Participant Representative cannot agree on such a national firm of independent certified public accountant, the names of the national accounting firms, exclusive of any such firm which is rendering or has in the past three (3) years rendered services to Parent or the Escrow Participant Representative or their respective Affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payments for purposes of this Agreement. The expenses of any such firm selected by Parent and the Escrow Participant Representative to resolve computational disputes hereunder shall be borne equally by Parent and the Stockholders (for payments by the Stockholders, such amounts shall be deducted from the Additional Stockholder Consideration; for payments by the Eligible Employees, such amounts shall be deducted from the Additional Eligible Employee Consideration). In the event the amount of any Additional Consideration to be paid by Parent to the Stockholders or Eligible Employee in accordance with Sections 2.8.5 or 2.8.6 is recomputed in accordance with this subsection, any increase or decrease to the amount of Additional Consideration shall be carried forward to be added to or deducted from the Quarterly Earn-Out Pool for the next fiscal quarter (or, with respect to the final quarter of the Earn-Out Tail Period, at the expiration of the Earn-Out Tail Period).

Section 2.9 No Further Ownership Rights in Shares of Company Stock. The Transaction Consideration delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers of Company Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Transaction Consideration as may be required pursuant to Section 2.6 and 2.8.5 of this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Dissenting Shares. Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL or Chapter 13 of the California General Corporation Law (the “CGCL”) who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 262 of the DGCL or Chapter 13 of the CGCL (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Transaction Consideration pursuant to this Article 2, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the DGCL or the CGCL. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL or Chapter 13 of the CGCL. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the DGCL or the CGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Transaction Consideration to which such shares of Company Stock are entitled pursuant to this Article 2, without interest. Prior to the Effective Time, the Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and the Escrow Participant Representative, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

Section 2.12 Withholding. Parent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which Parent made such deduction and withholding.

ARTICLE 3.

Closing Deliveries

Section 3.1 Closing Deliveries.

Section 3.1.1 Closing Deliveries by the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to Parent:

Section 3.1.1.1 the written opinion of Pillsbury Winthrop LLP, special counsel for the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G-1, and the written opinion of Cooley Godward LLP, counsel for the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G-2;

Section 3.1.1.2 certified organizational documents and certificates of good standing issued by (x) the Secretary of State of the State of Delaware for the Company and (y) the Secretary of State of California, in each case dated not more than five (5) Business Days prior to the Closing Date, together with bring-down good standing certificates (or a verbal confirmation thereof) dated as of the Closing Date;

Section 3.1.1.3 a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of the Company, as to the fulfillment of each of the conditions set forth in Sections 8.3.1, 8.3.2 and 8.3.6 of this Agreement;

Section 3.1.1.4 a certificate, dated as of the Closing Date and executed by the Secretary of the Company, certifying the resolutions adopted by the Company’s board of directors and stockholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.1.5 copies of all third-party and governmental notices, consents, approvals and filings required to be delivered, obtained or made, as the case may be, by the Company in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.1.6 a copy of the Escrow Agreement, executed by the Escrow Participant Representative;

Section 3.1.1.7 a copy of the Securityholder Agreement, substantially in the form attached hereto as Exhibit H (the “Securityholder Agreements”), executed by each of the Persons set forth on Exhibit I to this Agreement that hold any shares of Company Stock as of immediately prior to the Effective Time;

Section 3.1.1.8 the certificate required by Section 7.6 of this Agreement;

Section 3.1.1.9 true, correct and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 2, 2004 and the related unaudited consolidated statements of operations and changes in stockholders’ equity for the nine (9) months ended May 2, 2004;

Section 3.1.1.10 the Closing Consideration Exhibit; and

Section 3.1.1.11 such other documents as Parent may reasonably request.

Section 3.1.2 Closing Deliveries by Parent. At the Closing, Parent shall deliver, or shall cause to be delivered, the following:

Section 3.1.2.1 to the Escrow Agent, the Escrow Shares, to be delivered as instructed by the Escrow Agent;

Section 3.1.2.2 the written opinion of Dean Freed, Esq., general counsel of Parent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J;

Section 3.1.2.3 the written opinion of Latham & Watkins LLP, counsel for Parent and Merger Sub, dated as of the Closing Date, substantially in the form attached hereto as Exhibit K;

Section 3.1.2.4 a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of each of Parent and Merger Sub, as to the fulfillment of each of the conditions set forth in Sections 8.2.1, 8.2.2 and 8.2.4 of this Agreement;

Section 3.1.2.5 a certificate, dated as of the Closing Date and executed by the Secretary or any Assistant Secretary of each of Parent and Merger Sub, certifying the resolutions adopted by each of Parent’s and Merger Sub’s board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.2.6 copies of all third-party and governmental notices, consents, approvals and filings required to be delivered, obtained or made, as the case may be, by Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

Section 3.1.2.7 a copy of the Escrow Agreement, executed by Parent; and

Section 3.1.2.8 such other documents as the Company may reasonably request.

ARTICLE 4.

Representations and Warranties of the Company

As a material inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), each section of which shall only qualify the representation or warranty in the correspondingly numbered Section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of its

Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as set forth on Section 4.3 of the Company Disclosure Schedule. The Company has the corporate power and authority, and each of its Subsidiaries has the corporate or other applicable power and authority, and each possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to carry on their respective businesses substantially in the manner as they are currently being conducted and to own, lease and operate all of their respective properties and assets. Section 4.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company and any of its Subsidiaries is qualified to do business as a foreign corporation. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except in jurisdictions where the failure of such license or qualification would not have a Company Material Adverse Effect. The copies of the Company’s certificate of incorporation and bylaws and each of its Subsidiaries’ organizational documents delivered by the Company to Parent prior to the execution of this Agreement are accurate, complete and correct copies of such instruments as in effect on the date hereof.

Section 4.2 Capitalization.

Section 4.2.1 Authorized, Issued and Outstanding Capital Stock. The authorized capital stock of the Company consists of thirty million three hundred twenty three thousand five hundred five (30,323,505) shares, par value $0.001 per share, of which (i) twenty million (20,000,000) shares are Common Stock and (ii) ten million three hundred twenty three thousand five hundred five (10,323,505) shares are Preferred Stock, of which (r) one million four hundred forty one thousand two hundred fifty four (1,441,254) shares have been designated as Series A Preferred Stock, (s) nine hundred ninety five thousand seven hundred ninety eight (995,798) shares have been designated as Series B Preferred Stock, (t) one million five hundred ninety eight thousand eight hundred twelve (1,598,812) shares have been designated Series C Preferred Stock, (u) one million seven hundred forty nine thousand sixty (1,749,060) shares have been designated Series D Preferred Stock and (v) four million five hundred thirty eight thousand five hundred eighty one (4,538,581) shares have been designated Series E Preferred Stock. As of the date of this Agreement, there are issued and outstanding two million four hundred seventy one thousand nine hundred twenty two (2,471,922) shares of Common Stock, one million four hundred twenty one thousand two hundred fifty four (1,421,254) shares of Series A Preferred Stock, nine hundred ninety five thousand seven hundred ninety eight (995,798) shares of Series B Preferred Stock, one million five hundred ninety eight thousand eight hundred twelve (1,598,812) shares of Series C Preferred Stock, one million seven hundred forty nine thousand sixty (1,749,060) shares of Series D Preferred Stock and four million four hundred seventy eight thousand five hundred eighty one (4,478,581) shares of Series E Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. Section 4.2.1 of the Company Disclosure Schedule sets forth the name of each Holder of shares of Company Stock, as well as the number of shares of Common Stock and Preferred Stock held by each such Holder. Stockholders holding forty percent (40%) of the outstanding Company Stock on the date hereof on a fully-diluted basis have executed Stockholder Support Agreements covering such Shares of Company Stock.

Section 4.2.2 Company Options. As of the date of this Agreement, three million two hundred sixty three thousand eight hundred sixty seven (3,263,867) shares of Common Stock are reserved for issuance upon the exercise of outstanding Company Options. Section 4.2.2 of the Company Disclosure Schedule sets forth the name of each Holder of Company Options, as well as the number of Company Options held by each such Holder, the number of shares of Common Stock for which each such Company Option is exercisable, the vesting schedule for each such Company Option and the price per share of Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). The Company has delivered to Parent true, accurate and complete copies of each plan or agreement pursuant to which any Company Option has been granted, including any and all amendments thereto.

Section 4.2.3 Company Warrants. As of the date of this Agreement, one hundred sixty thousand eight five hundred twelve (168,512) shares of Common Stock and twenty thousand (20,000) shares of Series A Preferred Stock are reserved for issuance upon exercise of outstanding Company Warrants. Section 4.2.3 of the Company Disclosure Schedule sets forth the name of each Holder of Company Warrants, as well as the number of Company Warrants held by each such Holder, the number of shares of Common Stock for which such Company Warrant is exercisable, the vesting schedule for each such Company Warrant and the price per share of Common Stock for which each such Company Warrant is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). The Company has delivered to Parent true, accurate and complete copies of each agreement pursuant to which any Company Warrant has been issued, including any and all amendments thereto.

Section 4.2.4 No Other Capital Stock, Company Options or Company Warrants. Except for the Company Options, Company Warrants and Preferred Stock referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company from the Company. Except for the aggregate of three million two hundred sixty three thousand eight hundred sixty seven (3,263,867) shares of Common Stock reserved for issuance upon exercise of outstanding Company Options, one hundred sixty thousand eight five hundred twelve (168,512) shares of Common Stock and twenty thousand (20,000) shares of Series A Preferred Stock reserved for issuance upon exercise of outstanding Company Warrants and eleven million three hundred ninety five thousand eight hundred fifteen (11,395,815) shares of Common Stock reserved for issuance upon conversion of outstanding shares of Preferred Stock, no shares of capital stock of the Company are reserved for issuance.

Section 4.2.5 No Other Agreements. Except as contemplated by this Agreement and the Ancillary Agreements, there are no outstanding contractual obligations between the Company and any of its security holders (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring or allowing the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration or sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Common Stock, Preferred Stock or any capital stock of, or other equity interests in, the Company.

Section 4.2.6 Valid Issuances. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights in respect thereto. All outstanding securities of the Company have been issued in compliance with all applicable state and federal securities Laws. The stock ledgers and related records that have been delivered by the Company to Parent are complete and accurate.

Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Schedule lists each Subsidiary of the Company. Each of the Company’s Subsidiaries is wholly-owned by the Company. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been validly issued and are fully paid and nonassessable and such shares or interests are owned directly by the Company, free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of each of its Subsidiaries, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.4 Authority; No Violation.

Section 4.4.1 The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the requisite approval of the Merger and the transactions contemplated hereby by the Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Company, and, except for approval by the Stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Ancillary Agreements to which the Company is a party or to authorize or consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by each of the other parties hereto and thereto) constitute or will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 4.4.2 Neither the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor compliance by the Company or any of its Affiliates with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation, charter or bylaws or comparable organizational documents of the Company or any of its Subsidiaries or (ii) (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any material Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties, contracts or assets are subject (except for the filing of the Certificate of Merger, a Restated

Certificate of Incorporation, federal and state securities laws filings and any filings required by the HSR Act), or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Preferred Stock, the Common Stock or any Encumbrance upon the properties, Scheduled Contracts or assets of the Company or any of its Subsidiaries under, or require any notice, approval, waiver or consent under, any Contract in any material respect.

Section 4.5 Consents and Approvals. Except for those consents, approvals and notices set forth on Section 4.5 of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement or any of the Ancillary Agreements or (ii) the consummation by the Company of the transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Company Business after the Closing Date.

Section 4.6 Financial Statements.

Section 4.6.1 Section 4.6.1 of the Company Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 2, 2004 and the related consolidated statements of operations and changes in stockholders’ deficit for the nine (9) months ended May 2, 2004 (the statements referred to in this clause (i) (including the balance sheet), the “Interim Period Unaudited Company Financial Statements” and the balance sheet as of May 2, 2004, the “Interim Period Unaudited Company Balance Sheet”); and (ii) the audited consolidated balance sheets of the Company and its Subsidiaries as of August 3, 2003, July 28, 2002 and July 29, 2001, and the related consolidated statements of operations and changes in stockholders’ deficit for the fiscal years ended August 3, 2003, July 28, 2002 and July 29, 2001 (the statements referred to in this clause (ii) (including the balance sheets), the “Audited Company Financial Statements”). The Interim Period Unaudited Company Financial Statements and the Audited Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of the Company’s consolidated operations for the fiscal periods therein set forth. Each of the Audited Company Financial Statements and the Interim Period Unaudited Company Financial Statements have been prepared in accordance with the Company’s books and records, the Company’s past practice and GAAP consistently applied throughout such fiscal periods, subject to normal year-end audit adjustments and except (i) that the Interim Period Unaudited Company Financial Statements do not contain notes that may be required by GAAP and may be subject to normal year-end audit adjustments that will not be material individually or in the aggregate and (ii) for the items listed in Section 4.6.1 of the Company Disclosure Schedule. The Company’s tangible net worth (set forth on the Interim Period Unaudited Company Balance Sheet) as adjusted by the adjustments listed in Section 4.6.1 of the Company Disclosure Schedule, will not be more than five hundred thousand dollars ($500,000) greater than or less than the tangible net worth as of May 2, 2004, as calculated by PriceWaterhouseCoopers after the Effective Time.

Section 4.6.2 Section 4.6.2 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company as of May 2, 2004 (the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof. All Accounts Receivable have been billed in accordance with the past practice of the Company consistently applied and, to the Knowledge of the Company, are collectible in the ordinary course of business within three (3) months, except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Interim Period Unaudited Company Balance Sheet.

Section 4.6.3 There are no actual outstanding claims against the Company that, in the aggregate, are material to the Company, to return any products by reason of alleged overshipments, defective products or otherwise. No outstanding purchase commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Company Business or was made at any price in excess of the now current market price or contains terms or conditions more onerous than those usual and customary in the Company Business.

Section 4.7 Contracts. Section 4.7 of the Company Disclosure Schedule sets forth a complete and accurate list or description of all Contracts, except for “click through” or “shrink-wrap” end user license agreements for commercial, off-the-shelf standard software products entered into in the ordinary course of business: (v) pursuant to which the Company or any of its Subsidiaries is either obligated to pay or entitled to receive in excess of $50,000 and that is not otherwise required to be disclosed pursuant to subsections (w), (x), (y) or (z) of this Section 4.7; provided, however, that Section 4.7 of the Company Disclosure Schedule does not omit any Contracts pursuant to which, when viewed collectively, the Company or any of its Subsidiaries are either obligated to pay or entitled to receive in excess of $250,000 in the aggregate; (w) that are not terminable by the Company within ninety (90) days from the date of this Agreement without penalty or further obligation on the part of the Company or any of its Subsidiaries; (x) that involve payments based on profits or revenues of the Company or any of its Subsidiaries; (y) that are outsourcing, employment, management, consulting, service or severance agreements or other agreements or arrangements with any of the Company Business Employees or Company Business Independent Contractors (other than offer letters and employee invention and proprietary rights assignment agreements and option agreements, in each case, in the Company’s standard forms previously provided to Parent); or (z) that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Subsidiaries or any of their respective Affiliates to compete (geographically or otherwise) in any line of business (collectively, the “Scheduled Contracts”). Section 4.7 of the Company Disclosure Schedule also sets forth a complete and accurate list of all oral commitments that the Company or its Subsidiaries have made to their respective customers with respect to the products and services of the Company and its Subsidiaries. As of the date hereof, each of the Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto), is in full force and effect and enforceable against the Company and its Subsidiaries in accordance with its terms, and, to the Knowledge of the Company, is in full force and effect and enforceable against all parties thereto other than the Company, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies

(whether in proceedings at law or in equity). Neither the Company nor any of its Subsidiaries has received notice of cancellation of or default under or intent to cancel or call a default under any of the Contracts. The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under the Contracts where such nonperformance would result in a material breach of or default under any such Contract, and there exists no event or condition which with or without notice or lapse of time or both would be a material breach or a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, on the part of any other party to such Contracts.

Section 4.8 Intellectual Property.

Section 4.8.1 Generally. Section 4.8.1 of the Company Disclosure Schedule sets forth a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all United States and foreign: (i) trademarks and service marks (whether registered or unregistered), trade names, service names, logos, trade dress and designs (collectively, “Trademarks”); (ii) patents and patent applications (including any provisionals, continuations, continuations-in-part, divisionals, counterparts, reissues, renewals and applications for any of the foregoing and all related disclosures; provided that all related disclosures, although included in the definition of “Patents,” shall not be required to be set forth on Section 4.8.1 of the Company Disclosure Schedule) (collectively “Patents”); (iii) copyright works, registrations and applications (collectively “Copyrights”); (iv) material maskworks (whether registered or unregistered); and (v) domain names, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, and World Wide Web Universal Resource Locators (collectively, “Domain Names”), in each case owned by or licensed to the Company, in whole or in part, including jointly with others (such Schedule specifying if such Intellectual Property is owned jointly), or used by the Company in the conduct or operation of the Company Business.

Section 4.8.2 Trademarks.

Section 4.8.2.1 All Trademarks of the Company for which an application for trademark registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question. No registered Trademark of the Company has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Knowledge of the Company, there has been no prior use of any Trademark of the Company by any third party that confers upon said third party superior rights in any such Trademark.

Section 4.8.2.2 The Company is the owner of all right, title and interest in and to all of the Trademarks, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or, to the Knowledge of the Company, any oral notice or claim, challenging the Company’s complete and exclusive ownership of the Trademarks and all associated goodwill or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Trademarks.

Section 4.8.3 Patents.

Section 4.8.3.1 All Patents of the Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the Patent in question and, to the Knowledge of the Company, the Company has not taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any Patent), or used or enforced (or failed to use or enforce) any of the Patents in a manner that would result in the abandonment or unenforceability of any of the Patents.

Section 4.8.3.2 No Patent of the Company has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the Knowledge of the Company, no such action has been threatened. There is no Patent of any Person that claims the same subject matter as any Patent of the Company and, to the Knowledge of the Company, no prior art that invalidates any claim of any Patent of the Company.

Section 4.8.3.3 The Company is the owner of all right, title and interest in and to all of the Patents, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written or oral notice or claim challenging the Company’s complete and exclusive ownership of the Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Patents except implied or express licenses for an end user to use and transfer any item purchased from the Company without use or transfer restrictions.

Section 4.8.3.4 The inventions disclosed in the Patents may be practiced by the Company without infringing any other patents owned by any Person.

Section 4.8.4 Copyrights.

Section 4.8.4.1 The Company is the owner of all right, title and interest in and to each of the Copyrights and unregistered copyrights used by the Company, other than those as to which the rights being exercised by the Company have been licensed from another Person (collectively, all Company owned registered and unregistered copyrights are “Company Owned Copyrights”), free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of the Company Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

Section 4.8.4.2 The Company has not received any notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the

Company Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused and, to the Knowledge of the Company, no Company Owned Copyright otherwise has been challenged or threatened in any way.

Section 4.8.4.3 The Company has not taken any action or, to the Knowledge of the Company, failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights. The Company has taken all reasonable steps to protect the Company’s rights in and to the Company Owned Copyrights. To the Knowledge of the Company, no other Person has infringed or is infringing any of the Company Owned Copyrights.

Section 4.8.5 Trade Secrets.

Section 4.8.5.1 The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including without limitation any idea, formula, algorithm, design, pattern, compilation, program, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost information related to the Company Business, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”).

Section 4.8.5.2 Without limiting the generality of Section 4.8.5.1, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property relating to the Company Business that are developed by the employees, consultants or contractors, as applicable, and that otherwise appropriately protect the Intellectual Property of the Company, and, except subject to appropriate confidentiality obligations, there has been no disclosure by the Company of its confidential information or Trade Secrets; nor have any actions been taken by the Company which would affect the Company’s ability to obtain U.S. or, to the Knowledge of the Company, foreign protection for the Company’s inventions.

Section 4.8.6 License Agreements.

Section 4.8.6.1 Section 4.8.6.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property currently or proposed to be used by the Company in the operation of its business (other than “off-the-shelf” shrink wrap Software commercially available on reasonable terms to any Person for a license fee of no more than Twenty-Five Thousand Dollars ($25,000) other than Software incorporated into Company Software or products or necessary for the design or implementation of Company Software, but including all such agreements that are otherwise material to the Company, but excluding implied or express licenses to use and transfer any item purchased by the Company without use or transfer restrictions) (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto.

Section 4.8.6.2 Section 4.8.6.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (other than “click through” or “shrink-wrap” end user license agreements entered into in the ordinary course of the Company’s business, but excluding any implied or express license to use and transfer any item purchased from the Company without use or transfer restrictions) currently in effect and providing for annual payments to the Company in excess of Twenty-Five Thousand Dollars ($25,000) under which the Company has granted licenses to use the Company’s Software or other rights to in or to use or practice any rights under any Company Intellectual Property (indicating for each the title and parties thereto) and the Company’s current forms of license agreements used by the Company in the ordinary course or business) under which the Company grants licenses to use the Company’s Software or grants other rights in or to use or practice any rights under any of the Company’s Intellectual Property (indicating for each the title of such form agreement) (collectively, the “Company Outbound License Agreements”).

Section 4.8.6.3 There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been made available to Parent.

Section 4.8.7 Domain Names. The Company is the sole owner of the Domain Names, and all such Domain Names are currently registered by the Company, as sole owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Section 4.8.7 of the Company Disclosure Schedule. The Company is the owner or has sufficient rights to display all content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent or the Surviving Corporation. To the Knowledge of the Company, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Parent’s unencumbered use of the Domain Names or Content, or any part thereof.

Section 4.8.8 Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Encumbrances (except in the case of licenses, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other Person, all of the Software and associated documentation and all Intellectual Property used in the conduct of the Company Business. The Intellectual Property identified in Section 4.8.1 of the Company Disclosure Schedule, together with Trade Secrets, the Company’s unregistered Copyrights and the Company’s rights granted to it under the Company Inbound License Agreements, constitute all the Intellectual Property rights and Company Inbound License Agreements used in the operation of the Company Business as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate the Company Business after the Closing in substantially the same manner as the Company Business has been operated by the Company during the six (6) months prior to the Closing.

Section 4.8.9 No Infringement by the Company. The products and services used, marketed, sold or licensed by the Company, and all Intellectual Property (including without limitation unregistered copyrights) used in the conduct of the Company Business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party. No litigation is now, or since incorporation of the Company has been, pending and no notice or other claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

Section 4.8.10 No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken reasonable steps in accordance with normal industry practice to protect its Intellectual Property, including without limitation unregistered copyrights.

Section 4.8.11 Assignment; Change of Control. To the Knowledge of the Company, the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and each of the other documents contemplated hereby or thereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights to own any of its Intellectual Property or rights under any Company Inbound License Agreement or Company Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property, including without limitation unregistered copyrights.

Section 4.8.12 Software. The Software owned or purported to be owned by the Company was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Software to the Company, and all of the foregoing have expressly waived any moral rights they may have in their assigned work product. None of the Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code available to third parties or to publish or place in escrow source code. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities that would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property.

Section 4.8.13 Performance of Existing Products. The Company’s currently licensed and marketed commercially available products, including any customized products, perform in all material respects in accordance with the functions described in any agreed written specifications or end user documentation provided to Parent or to customers or potential customers of the Company and in accordance with the Company’s contractual obligations to the Company’s customers. The Company has not been notified, either verbally or in writing, that such products do not perform as set forth above. To the extent that the Company’s products have not been launched, the Company has fully disclosed to Parent in writing all currently known technical problems or concerns associated with such products that affect the performance of the Company’s products.

Section 4.8.14 Royalties and Licenses. Except pursuant to Company Inbound License Agreements, which are set forth in Section 4.8.6.1 of the Company Disclosure Schedule, the Company has no obligation to compensate or account to any Person for the use of any of the Company’s Intellectual Property.

Section 4.8.15 Harmful Code. The Company has not intentionally incorporated any disabling device or mechanism in the Software and, to the Knowledge of the Company, the Software is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

Section 4.8.16 Export Control. The Company has obtained all approvals necessary for exporting the Company’s products, including Software, outside the United States in accordance with all applicable United States export control regulations and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid current, outstanding and in full force and effect.

Section 4.9 Employee Benefit Matters.

Section 4.9.1 Section 4.9.1 of the Company Disclosure Schedule contains a complete list of Employee Plans that cover or have covered employees of the Company. True and complete copies of each of the following documents have been delivered by the Company to Parent: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of the Company (with respect to their relationship with the Company) and all amendments thereto, all current summary plan descriptions, the most recent summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally distributes to participants therein and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees’ beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of the Company (with respect to their relationship with the Company), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company (with respect to their relationship with the Company), (iv) a description of complete age, gender, race, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company, and (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

Section 4.9.2 Pension Plans.

Section 4.9.2.1 No Employee Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.

Section 4.9.2.2 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) which has been operated as a qualified plan has received either a favorable determination letter, or a favorable opinion letter issued to such Pension Plan’s prototype sponsor, from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and (2) to the Knowledge of the Company has been so qualified during the period from its adoption to date.

Section 4.9.2.3 Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

Section 4.9.3 Multiemployer Plans. Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on the Company or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

Section 4.9.4 Welfare Plans.

Section 4.9.4.1 Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

Section 4.9.4.2 Except as required by COBRA, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

Section 4.9.4.3 Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) and which is a “group health plan,” as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of COBRA.

Section 4.9.4.4 The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

Section 4.9.5 Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of the Company (with respect to their relationship to the Company) presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. The employment of all persons presently employed or retained by the Company is terminable at will.

Section 4.9.6 Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

Section 4.9.7 Fiduciary Duties and Prohibited Transactions. Neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company or any of its Subsidiaries or any Employee Plan. The Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and the Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

Section 4.9.8 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the Knowledge of the Company, anticipated or threatened against the Company, any ERISA Affiliate or any Employee Plan.

Section 4.9.9 No Amendments. Neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create,

or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries (with respect to their relationship with the Company or any of its Subsidiaries).

Section 4.9.10 Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

Section 4.9.11 Insurance Contracts. No Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

Section 4.9.12 No Acceleration or Creation of Rights. Except as otherwise contemplated by Section 2.6.9 or Section 6.11.4, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

Section 4.9.13 No Other Material Liability. To the Knowledge of the Company, no event has occurred in connection with which the Company, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (other than the payment of benefits under the terms of such Employee Plan) (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

Section 4.10 Labor and Other Employment Matters.

Section 4.10.1 Section 4.10.1 of the Company Disclosure Schedule sets forth a complete and accurate list (giving name, job title, credited service, current annual compensation (including a separate statement of base salary, bonus and benefits for each individual)) of each Company Business Employee. Neither the Company nor any of its Subsidiaries is or has ever been delinquent in payments to any Company Business Employees or Company Business Independent Contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employee. The Company and each of its Subsidiaries are and have always been in compliance in all material respects with all Applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours. The Company and each of its Subsidiaries has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and neither the Company nor any of its Subsidiaries is or has ever been liable for any arrears of wages or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is or has ever been liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

Section 4.10.2 There are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability. Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of their respective assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. The Company has not, during the three-year period prior to the date of this Agreement, received any demand letters, suits, drafts of suits, or administrative claims of or from any of its employees. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any Company Business Employees or Company Business Independent Contractors, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

Section 4.10.3 To the Knowledge of the Company, no Company Business Employees or Company Business Independent Contractors are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use by the Company or any of its Subsidiaries of trade secrets or proprietary information of others. To the Knowledge of the Company, no Company Business Employees or Company Business Independent Contractors are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant relating to the Company Business.

Section 4.10.4 As of the date hereof, no current Company Business Employees or Company Business Independent Contractors have given notice to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries otherwise aware, that any such Person intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in compliance with all Laws concerning the classification of employees and independent contractors and has properly classified all such Persons for purposes of participation in the Employee Plans.

Section 4.11 Tax Matters.

Section 4.11.1 Filing of Tax Returns. The Company and each of its Subsidiaries have timely filed with the appropriate Tax authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all respects. All Taxes shown due and payable on such Tax Returns have been paid. None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

Section 4.11.2 Payment of Taxes. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Interim Period Unaudited Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Period Unaudited Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of Interim Period Unaudited Company Financial Statements, the Company and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

Section 4.11.3 Audits, Investigations or Claims. No deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries, and there are no matters under discussion with any Tax authorities or other Governmental Authorities, or known to the Company with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any of its Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company, its Subsidiaries and their respective predecessors for the fiscal years ended August 1, 1999, July 30, 2000, July 29, 2001, July 28, 2002 and August 3, 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any of its Subsidiaries or any of their respective predecessors since August 1, 1999. None of the Company, any of its Subsidiaries nor any of their respective predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries, as applicable) with respect to any Taxes has been executed or filed with any Tax authority.

Section 4.11.4 Liens. There are no Encumbrances for Taxes other than Encumbrances for Taxes not yet due and payable on any assets of the Company or any of its Subsidiaries.

Section 4.11.5 Tax Elections. All material elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth on Section 4.11.5 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954, as amended, or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

Section 4.11.6 Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries.

Section 4.11.7 Other Entity Liability. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

Section 4.11.8 No Withholding. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 4.11.9 USRPHC. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.11.10 Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 4.11.11 Permanent Establishment. Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

Section 4.11.12 Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of Applicable Law.

Section 4.11.13 International Boycotts. Neither the Company nor any of its Subsidiaries has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

Section 4.11.14 Tax Shelters. Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the Tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction.

Section 4.11.15 Spin-Offs. Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of each of the Company and any of its Subsidiaries has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

Section 4.11.16 Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries (with respect to such employee’s relationship with the Company or any of its Subsidiaries, as applicable) that, individually or collectively, requires the payment by the Company or any of its Subsidiaries of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code.

Section 4.11.17 Compensation. None of the compensation to be received by any employee of the Company after the Merger (who, prior to the Merger, was also a Stockholder) will be separate consideration for, or allocable to, any of his or her shares of Company Stock. None of the Parent Common Shares to be received by any Stockholder (who is also an employee of the Company) in the Merger will be separate consideration for, or allocable to, any employment agreement or non-competition agreement.

Section 4.12 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) of which the Company or any of its Subsidiaries has received written notice or that, to the Knowledge of the Company, are pending or threatened (i) against the Company, any of its Subsidiaries, any of its officers or directors (in their capacity as such), any of the Company Assets or the Company Business or that challenge the validity or propriety of the transactions contemplated by this Agreement or by any of the Ancillary Agreements; (ii) involving any of the Company’s or any of its Subsidiaries’ products; or (iii) challenging the Company’s or any of its Subsidiaries’ right to use any products owned or licensed by any of the Company’s or its Subsidiaries’ vendors. There is no injunction, order, judgment or decree imposed upon the Company or any of its Subsidiaries or any of the Company Assets or the Company Business.

Section 4.13 Compliance with Applicable Law.

Section 4.13.1 The Company and each of its Subsidiaries holds, and at all times since January 1, 2001 has held, and at Closing will hold, all material licenses, franchises, decrees, permits and authorizations required under Applicable Law (collectively, “Permits”) for the lawful ownership, operation and use of the Company Assets and the conduct of the Company Business under and pursuant to, and has complied with each, and none of the Company or any of its Subsidiaries is in default under any Applicable Law relating to the Company or any of its Subsidiaries or any of their respective assets, properties or operations in any material respect, and there are no outstanding material violations of any of the above, and none of the Company nor any of its Subsidiaries has received notice asserting any such violation. The Company and each of its Subsidiaries have been and are in compliance with all Permits in all material respects. Section 4.13.1 of the Company Disclosure Schedule sets forth a true and complete list of all Permits currently held by the Company and each of its Subsidiaries.

Section 4.13.2 No Governmental Authority has provided notice to the Company or any of its Subsidiaries of, and, to the Knowledge of the Company, no Governmental Authority has otherwise initiated or threatened to commence, any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries or any of their respective officers, directors or employees in their capacity as such with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company or any of its Subsidiaries.

Section 4.14 Environmental Matters. The Company and each of its Subsidiaries (v) are in material compliance with all applicable Environmental Laws and, to the Knowledge of the Company, are not subject to any liability under any Environmental Laws, (w) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (x) are in material compliance with the terms and conditions of their respective Environmental Permits. Neither the Company nor any of its Subsidiaries has retained or assumed either contractually or by operation of law any liability of any other Person under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. Neither the Company nor any of its Subsidiaries (y) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (z) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials. Neither the Company nor any of its Subsidiaries uses any Hazardous Materials in the conduct or operation of the Company Business. None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.15 Properties. The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Encumbrances, other than Permitted Encumbrances. Each of the Company and its Subsidiaries has complied in all material respects with the material terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases. Section 4.15 of the Company Disclosure Schedule sets forth a complete list, as of May 2, 2004, of all real property and interests in real property owned or leased by the Company and a true and complete list of all personal property, equipment and fixtures (other than items or categories of items having a book value of less than $25,000 individually) owned by the Company, all of which personal property, equipment and fixtures are in good condition, normal wear and tear excepted.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule includes a list of all policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the Company Business (the “Company Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true and complete copies of which have been delivered to, or made available for review by, Parent. All Company Insurance Policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company Assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations and customary for a business similar to the Company Business. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Company Insurance Policies.

Section 4.17 No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement, any of the Ancillary

Agreements or the transactions contemplated hereby or thereby. The Company has heretofore provided to Parent a complete copy of all agreements between the Company and any broker, finder or similar intermediary pursuant to which such Person would be entitled to any payment relating to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 4.18 Absence of Certain Changes or Events. Since August 3, 2003, there has not been any:

Section 4.18.1 Company Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

Section 4.18.2 failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Company Business intact and to preserve the continued services of the Company’s employees and the goodwill of suppliers, customers and others having business relations with the Company or its Subsidiaries;

Section 4.18.3 resignation or termination of any key employee or independent contractor, officer or manager, or any increase in the rate of compensation payable or to become payable to any officer or manager of the Company (other than general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan;

Section 4.18.4 sale, assignment, license, transfer or Encumbrance of any of the Company Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

Section 4.18.5 new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice or Contracts that are otherwise immaterial to the Company;

Section 4.18.6 change in accounting methods or practices by the Company or revaluation by the Company of any of the Company Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

Section 4.18.7 damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company Assets or the Company Business;

Section 4.18.8 declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;

Section 4.18.9 failure to pay any material obligation of the Company when due (except for such obligations the Company is contesting in good faith);

Section 4.18.10 cancellation of any indebtedness (including cancellations made in the ordinary course of business and consistent with past practice that exceed in the aggregate $50,000) or waiver of any rights of substantial value to the Company;

Section 4.18.11 indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company (excluding trade payables incurred by the Company in the ordinary course of business and consistent with past practice), or any loans made or agreed to be made by the Company;

Section 4.18.12 acquisition of any equity interest in any other Person;

Section 4.18.13 amendment to the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries;

Section 4.18.14 adoption, modification or termination of any Employee Plan; or

Section 4.18.15 agreement by the Company directly or indirectly to do any of the foregoing.

Section 4.19 Sufficiency of and Title to Assets. The Company owns, and upon the consummation of the transactions contemplated by this Agreement, Parent or the Surviving Corporation will own, all right, title and interest in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal (including, without limitation, the Company’s Intellectual Property), used by the Company to conduct the Company Business (the “Company Assets”), free and clear of any Encumbrances, other than Permitted Encumbrances. Except for those licenses, consents and payments set forth on Section 4.19 of the Company Disclosure Schedule, no licenses or consents from, or payments to, any Person are or will be necessary for Parent to use any of the Company Assets in substantially the manner in which the Company and its Affiliates have used the Company Assets. No restrictions will exist on Parent’s right to sell, resell, license or sublicense any of the Company Assets or engage in the Company Business, nor will any such restrictions be placed on Parent as a consequence of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, except such restrictions that result from Parent’s existing restrictions that result from contracts or agreements of Parent or its subsidiaries. The Company has sole right, title and interest in and to all of the assets on the Interim Period Unaudited Company Balance Sheet, free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.20 Potential Conflicts of Interest. Neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries:

Section 4.20.1 owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with the Company or its Subsidiaries; or

Section 4.20.2 has any claim against, or owes any amount to, the Company or its Subsidiaries, except for claims for salary, commissions, accrued vacation pay and accrued benefits under Employee Plans.

Section 4.21 Transactions with Affiliates No Contract, understanding or arrangement between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors, officer or security holders, on the other hand, will continue in effect subsequent to the Closing Date, except for such rights as pertain to such person as an employee, officer or director of the Company or as a holder of the Company’s equity securities. After the Closing, none of the Stockholders will have any interest in any Company Asset. None of the Stockholders provides any material services to the Company or its Subsidiaries other than in his or her capacity as an employee of the Company.

Section 4.22 Intentionally Omitted.

Section 4.23 No Loss of Customers. Since August 3, 2003, the Company has not suffered cancellations or non-renewals from any customer or group of related customers that accounted for three percent (3%) or more of the total dollar value of all revenue from enterprise customers under contract as of August 3, 2003. To the Knowledge of the Company, since August 3, 2003, there has been no material adverse change in the business relationship of the Company with any enterprise customer or distributor, and neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) communication regarding the intention of any enterprise customer or distributor to terminate its relationship with the Company or any of its Subsidiaries.

Section 4.24 Books and Records. The Company has made and kept (and given Parent access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company Business. The minute books of the Company and its Subsidiaries previously delivered to Parent materially, accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company and its Subsidiaries. The copies of the stock book records of the Company previously delivered to Parent in connection with Parent’s due diligence are true, correct and complete, and accurately reflect all transactions effected by the Company and, to the Knowledge of the Company, by third parties in the Company’s equity securities through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the Company’s books and records.

Section 4.25 Foreign Corrupt Practices Act. Neither the Company, any of its Subsidiaries nor any predecessor nor, to the Knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.26 Stockholder Vote Required. The only votes of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby are:

(i) approval of holders of a majority of Common Stock, voting together as a single class;

(ii) approval of holders of a majority of Preferred Stock, voting together as a single class; and

(iii) approval of holders of a majority of Common Stock and Preferred Stock, voting together as a single class (collectively, the “Stockholder Consent”).

Section 4.27 Information Supplied by the Company.

Section 4.27.1 The information supplied by the Company for inclusion in the application (the “Permit Application”) for issuance of a permit pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “California Permit”) for the qualification of the Parent Common Shares to be issued in connection with the Merger shall not either at the time the fairness hearing is held before the Department of Corporations of the State of California or the time the qualification of such securities is effective under Section 25122 of the California Corporate Securities Law of 1968, as amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub that is contained in the Permit Application.

Section 4.27.2 If the parties prepare and file the Registration Statement, the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement or any amendment thereto is filed with the SEC or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which such statements are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub that is contained in the Registration Statement.

Section 4.27.3 None of the information regarding the Company or any of its Subsidiaries supplied or to be supplied by the Company or any of its Subsidiaries for inclusion in any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.28 Material Misstatements and Omissions. No representations or warranties by the Company in this Agreement, any Ancillary Agreement, or any exhibit, certificate or schedule furnished to Parent pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

Section 4.29 Reorganization Treatment.

Section 4.29.1 Assets. At the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid to dissenting Stockholders, amounts used by the Company to pay Merger expenses and Second Step Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger and the Second Step Merger are a part, and amounts distributed by the Company to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger and the Second Step Merger are a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

Section 4.29.2 Business. The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Corporation, following the Effective Time, and Merger Sub 2, following the effective time of the Second Step Merger, from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business, as such terms are used in Treasury Regulations Section 1.368-1(d).

Section 4.29.3 Redemptions and Distributions. Neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company’s stock prior to or in contemplation of the Merger or the Second Step Merger, or otherwise as part of a plan of which the Merger and the Second Step Merger are a part.

Section 4.29.4 Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Section 4.29.5 Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Section 4.29.6 Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent and the Company that was issued or acquired, or will be settled, at a discount.

Section 4.29.7 Liabilities. The liabilities of the Company and the liabilities to which any of its assets are subject were incurred by the Company in the ordinary course of its business.

Section 4.29.8 Value of Transferred Assets. At the Effective Time, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which any of its assets are subject.

Section 4.29.9 Dividends. At the Effective Time, there will be no accrued but unpaid dividends on the Common Stock or on the Preferred Stock.

Section 4.29.10 Actions. As of the date hereof, none of the Company, any of its Subsidiaries or any of their respective Affiliates has taken, or agreed to take, any action that would prevent the Merger and the Second Step Merger together from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and prior to the Effective Time, none of the Company, any of its Subsidiaries or any of their respective Affiliates will take any such action.

ARTICLE 5.

Representations and Warranties of Parent and Merger Sub

As a material inducement to the Company to enter into this Agreement, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.1 Organization. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Oregon. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority, and each possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to carry on their respective businesses substantially in the manner as they are currently being conducted and to own, lease and operate all of their respective properties and assets.

Section 5.2 Authority; No Violation.

Section 5.2.1 Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to approve this Agreement or the Ancillary Agreements to which they are a party or authorize or consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by each of Parent and Merger Sub (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto) constitute or will constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 5.2.2 Neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by each of Parent and Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby to be performed by Parent or Merger Sub, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the organizational documents of Parent or Merger Sub, (ii) (x) violate, conflict with or require any notice, filing, consent or approval under any material Applicable Law to which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties, contracts or assets are subject (except for the filing of the Certificate of Merger, federal and state securities laws filings and any filings required by the HSR Act), or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of Parent or Merger Sub under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective properties or assets, may be bound or affected in any material respect.

Section 5.3 Consents and Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Fairness Approval and such filings as are required to be made under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Authority or any other Person are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the Ancillary Agreements to which they are a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

Section 5.4 No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent, Merger Sub or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 5.5 Valid Issuance of Parent Common Shares. The Parent Common Shares to be issued by Parent in connection with the Merger, when issued and paid for in accordance with the terms of this Agreement, will be (a) validly issued, fully paid, nonassessable and free of any preemptive rights or restrictions on trading on the NASDAQ National Market and (b) assuming that the representations and warranties of the Company contained in Section 4.27 of this Agreement are true and correct, issued in compliance with all material applicable foreign, federal and state securities laws.

Section 5.6 SEC Filings. Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2003 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

Section 5.7 Information Supplied by Parent and Merger Sub.

Section 5.7.1 The information supplied by Parent or Merger Sub for inclusion in the Permit Application for the qualification of the Parent Common Shares to be issued in connection with the Merger shall not either at the time the fairness hearing is held before the Department of Corporations of the State of California or the time the qualification of such securities is effective under Section 25122 of the California Corporate Securities Law of 1968, as amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by the Company that is contained in the Permit Application.

Section 5.7.2 If the parties prepare and file the Registration Statement, the information supplied by Parent or Merger Sub for inclusion in the Registration Statement shall not at the time the Registration Statement or any amendments thereto is filed with the SEC or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which such statements are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by the Company that is contained in the Registration Statement.

Section 5.7.3 None of the information regarding Parent, Merger Sub or any of their Subsidiaries supplied or to be supplied by Parent, Merger Sub or any of their Subsidiaries for inclusion in any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Material Misstatements and Omissions. No representations or warranties by Parent or Merger Sub in this Agreement, any Ancillary Agreement nor any exhibit, certificate or schedule furnished to the Company pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

Section 5.9 Reorganization Treatment.

Section 5.9.1 Intention Regarding Parent Stock. Except with respect to (i) open-market purchases of Parent’s stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger or the Second Step Merger or (ii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any Person related to Parent within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire following the Effective Time any of the stock of Parent issued to the Stockholders pursuant to this Agreement.

Section 5.9.2 Acquisitions of Company Stock. Neither Parent nor, to the Knowledge of Parent, any person related to Parent (within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Common Stock or Preferred Stock in contemplation of the Merger or the Second Step Merger or otherwise as part of a plan of which the Merger and the Second Step Merger is part.

Section 5.9.3 Intention Regarding the Company and Merger Sub 2. Parent will cause the Company, as the corporation surviving the Merger, to merge in the Second Step Merger with and into Merger Sub 2 as soon as practicable following the Merger. Parent has no plan or intention: (i) to liquidate Merger Sub 2; (ii) to merge Merger Sub 2 into another corporation; (iii) to sell or otherwise dispose of any shares of stock of Merger Sub 2, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause Merger Sub 2 to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which Merger Sub 2 would continue to hold the amount of assets set forth in Section 4.29.1 following the Second Step Merger (assuming the correctness of the representation set forth in Section 4.29.1) or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

Section 5.9.4 Business. Assuming the accuracy of the Company’s representation contained in Section 4.29.2 of this Agreement, Parent will cause Merger Sub 2 to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent’s qualified group (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulation Section 1.368-1(d)(4) (provided, however, that in the event that Section 4.29.2 is or has been breached, this Section 5.9.4 shall not be considered to be or have been breached).

Section 5.9.5 Investment Company. Neither Parent, nor Merger Sub, nor Merger Sub 2 is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 5.9.6 Assets. Assuming the accuracy of the Company’s representation contained in Section 4.29.1, at the Effective Time, the Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the Company’s net assets and at least seventy percent (70%) of the fair market value of the Company’s gross assets and at least ninety percent (90%) of the fair market value of Merger Sub’s net assets and at least seventy percent (70%) of the fair market value of Merger Sub’s gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting Stockholders, amounts used by the Company to pay Merger expenses or Second Step Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger and the Second Step Merger are a part, and amounts distributed by the Company to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger and the Second Step Merger are a part, including, but not limited to, any indebtedness owed by the Stockholders to the Company that is forgiven as part of an overall plan of which the Merger and the Second Step Merger are a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time (provided, however, that in the event that Section 4.29.1 is or has been breached, this Section 5.9.6 shall not be considered to be or have been breached).

Section 5.9.7 Expenses. Parent will pay or assume only those expenses of the Company that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54.

Section 5.9.8 Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent, Merger Sub or Merger Sub 2 and the Company that was issued or acquired, or will be settled, at a discount.

Section 5.9.9 Tax Reporting. After the Merger and the Second Step Merger, each of Parent, Merger Sub and Merger Sub 2 will comply and Parent will cause the Company to comply with the reporting requirements set forth in Treasury Regulation Section 1.368-3 by attaching the required material to each of Parent’s, Merger Sub’s, Merger Sub 2’s, the Company’s and each of its Subsidiaries’ timely filed United States federal income Tax Return for the taxable year in which the Merger and the Second Step Merger occurs.

Section 5.9.10 Control. Prior to and at the Effective Time of the Merger, Parent will be in control of Merger Sub within the meaning of section 368(c) of the Code. Immediately prior to the Second Step Merger, Parent will be in control of Merger Sub 2 within the meaning of Section 368(c) of the Code.

Section 5.9.11 Fractional Shares. The payment of cash in lieu of fractional shares of Parent Common Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Stockholders in lieu of fractional shares of Parent Common Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Stockholders in exchange for their shares of Company Stock. The fractional share interest of each Stockholder will be aggregated, and no Stockholder will receive cash in an amount greater than the value of one full share of Parent Common Share.

Section 5.9.12 Compensation. None of the compensation to be received by any employee of the Company after the Merger and the Second Step Merger (who, prior to the Merger, was also a Stockholder) will be separate consideration for, or allocable to, any of his or her shares of Company Stock. None of the Parent Common Shares to be received by any Stockholder (who is also an employee of the Company) in the Merger will be separate consideration for, or allocable to, any employment agreement or non-competition agreement. The compensation to be paid to any employee of Parent or the Company after the Merger and the Second Step Merger (who, prior to the Merger, was a Stockholder) pursuant to arrangements entered into after the Merger and the Second Step Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

Section 5.9.13 No Subsidiary Stock. No stock of Merger Sub, Merger Sub 2 or any other direct or indirect subsidiary of Parent will be issued to Stockholders in the Merger.

Section 5.9.14 Escrow Shares. Any Parent Common Shares received by Stockholders in the Merger but that is placed in escrow under the terms of the Merger Agreement will appear as issued and outstanding capital stock of Parent on the balance sheet of Parent and will be legally outstanding under applicable state law.

Section 5.9.15 Action. As of the date hereof, none of Parent, Merger Sub, Merger Sub 2 or any of their respective Affiliates has taken or agreed to take any action that would prevent the Merger and the Second Step Merger together from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and none of Parent, Merger Sub, Merger Sub 2 or any of their respective Affiliates will take any such action either prior to or following the Effective Time; and following the Effective Time Parent will not permit the Company to take any such action.

Section 5.9.16 Merger Sub Formation. Merger Sub is a newly formed corporation which has conducted no business activities and was formed solely for facilitating the acquisition of the Company. Merger Sub 2 is a newly formed corporation which has conducted no business activities and was formed solely for facilitating the acquisition of the Company.

Section 5.9.17 Control. Parent has no plan or intention to cause Merger Sub 2, after the Second Step Merger, to issue additional shares of stock of Merger Sub 2 that would result in Parent losing control of Merger Sub 2 within the meaning of section 368(c) of the Code.

ARTICLE 6.

Covenants and Additional Agreements

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the termination of this Agreement and the Closing, the Company shall carry on the operation of the Company Business in the ordinary course and substantially in accordance with past practice and shall use its reasonable best efforts not to take any action inconsistent with the provisions of this Agreement or any of the Ancillary Agreements. Except as expressly set forth in this Agreement or the Ancillary Agreements, the Company shall use its reasonable best efforts to maintain the present character and quality of the Company Business, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless specifically consented to by Parent in advance in writing, except as expressly set forth in this Agreement or the Ancillary Agreements, the Company and its Subsidiaries shall not:

Section 6.1.1 except for trade payables incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $10,000 in the aggregate;

Section 6.1.2 issue (except pursuant to Company Options outstanding on the date of this Agreement and disclosed on Section 4.2.2 of the Company Disclosure Schedule, Company Warrants outstanding on the date of this Agreement and disclosed on Section 4.2.3 of the Company Disclosure Schedule and upon the conversion of shares of Preferred Stock issued and outstanding, if any, on the date of this Agreement and disclosed on Section 4.2.1 of the Company Disclosure Schedule) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock;

Section 6.1.3 except in connection with Section 6.17 (for which Parent’s consent shall be required but shall not be unreasonably withheld or delayed), amend, waive or modify any terms of any Company Option or Company Warrant, including, without limitation, by directly or indirectly increasing or reducing the per share exercise price or the number of shares of Common Stock subject to any Company Option or Company Warrant;

Section 6.1.4 declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on its capital stock (whether payable in cash, stock, property or a combination thereof) or enter into any voting agreement with respect to its capital stock;

Section 6.1.5 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities;

Section 6.1.6 make any change to the Company’s certificate of incorporation or bylaws or similar organizational documents of any of the Company’s subsidiaries, except for an amendment to the Company’s certificate of incorporation made with the consent of the Parent, which consent shall not be unreasonably withheld or delayed, for the sole purpose of expressly providing that Holders of Company Stock shall be entitled to receive the Transaction Consideration set forth in this Agreement in accordance with the terms of this Agreement upon consummation of the Merger;

Section 6.1.7 mortgage, pledge or otherwise encumber any Company Assets or sell, transfer, license or otherwise dispose of any Company Assets except for the sale or license of the Company’s products and services to customers in the ordinary course of business and consistent with the Company’s past practice;

Section 6.1.8 cancel, release or assign any indebtedness owed to it or any claims or rights held by it in excess of $5,000 individually or $50,000 in the aggregate;

Section 6.1.9 make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, business or product line acquisitions, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $10,000 in the aggregate;

Section 6.1.10 adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

Section 6.1.11 terminate any Scheduled Contract, make any change in or waive or exercise any material right under any Scheduled Contract, or enter into or renew any Scheduled Contract, other than (A) with respect to Scheduled Contracts that do not include special pricing terms or require product modifications or (B) terminations, changes, waivers or exercises of rights under “click through” end user license agreements, in each case entered into between the Company and its customers in the ordinary course of business consistent with past practice;

Section 6.1.12 (A) enter into or modify any employment Contract, (B) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company, or promote any Company Business Employee (who is not an officer as of the date of this Agreement) to an officer position, (C) pay any compensation to or for any Company Business Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements, (D) pay or agree to pay any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit, other than pursuant to such benefits set forth on the Company Disclosure Schedules, (E) enter into, modify or terminate any Employee Plan other than as required by Applicable Law;

Section 6.1.13 make any change in any method of accounting or accounting practice other than as required by GAAP, Applicable Law or any Governmental Authority;

Section 6.1.14 make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

Section 6.1.15 (A) prepay any long-term debt, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), (B) accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate the payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

Section 6.1.16 write up, write down or write off the book value of any Company Assets, except for depreciation and amortization or impairment of assets in accordance with GAAP consistently applied;

Section 6.1.17 make any individual cash payment in excess of $10,000 individually or $50,000 in the aggregate, other than payments made in the ordinary course of business (including, without limitation, payments for Taxes due and payments to the Company’s suppliers in the ordinary course of business);

Section 6.1.18 waive, release, assign, settle or compromise any material claims or settle any Proceeding;

Section 6.1.19 do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;

Section 6.1.20 transfer to any Person any Intellectual Property, other than pursuant to end user license agreements to customers in the ordinary course of business consistent with past practice; or

Section 6.1.21 directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 6.1.1 through 6.1.20.

Section 6.2 Confidentiality and Announcements.

Section 6.2.1 The parties to this Agreement hereby agree to be bound by and comply with the provisions set forth in the Non-Disclosure Agreement, the provisions of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing (or, if no Closing ever occurs, upon the date which is two (2) years after the date of this Agreement), Parent’s and the Company’s obligations under the Non-Disclosure Agreement shall terminate.

Section 6.2.2 Subject to Section 6.2.1 of this Agreement, the parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent permitted and subject to the provisions of the Non-Disclosure Agreement or to the extent required by Applicable Law.

Section 6.3 Access by Parent. Subject to the terms of the Non-Disclosure Agreement, from the date of this Agreement through the Closing Date, the Company shall, and shall cause each of its directors, officers, employees and representatives to, afford Parent and its representatives reasonable access upon reasonable notice and at all reasonable times to the Company Business for the purpose of inspecting the same, and to the Company’s and its Subsidiaries’ directors, officers, employees and representatives, properties, books and records, Contracts and Company Assets, and shall furnish Parent and its representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Parent or its Affiliates, through their respective representatives, may reasonably request.

Section 6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement to which it is a party to be untrue or inaccurate in any material respect and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any default, the threat or commencement of any Proceeding, or any development that occurs before the Closing that would reasonably be expected to result in a Company Material Adverse Effect.

Section 6.5 No Solicitation. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 9.1 hereof, neither the Company nor any of its directors, officers, agents, employees, Affiliates or representatives will directly or indirectly: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of the Company, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise (an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Company and which the Company believes would be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make, participate in any discussions or negotiations with any Person with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal or (v) authorize or permit any of the Company’s representatives to take any such action; provided, however, that if the Stockholder Consent is not obtained following the Company’s reasonable efforts to obtain the Stockholder Consent, so long as there has been no breach of this Section 6.5 or Section 6.7 by the Company, the Company may, in response to an Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under this Section 6.5 and Section 6.7, (i) participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such Acquisition Proposal if (A) the Company’s board of directors reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, (B) the Company’s board of directors reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such actions would constitute a breach of fiduciary duties under Applicable Law and (C) such action is taken subject to a non-disclosure agreement containing customary terms and conditions that are in the aggregate at least as restrictive to the other party as the terms and conditions in the Non-Disclosure Agreement, and, (ii) provided that the Company has complied with the provisos to its rights to terminate this Agreement pursuant to Section 9.1.7 hereof, enter into an agreement with respect to, or approve or recommend to its stockholders, a Superior Proposal. Upon the execution of this Agreement, the Company and its Subsidiaries shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by the Company and its Subsidiaries be returned. With respect to any Acquisition Proposal that constitutes a Superior Proposal, for a period of five (5) Business Days after such determination by the Company’s board of directors and the giving of written notice of such determination by the Company to Parent, the Company shall, if requested by Parent, negotiate in good faith to revise this Agreement with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected

(provided such transactions have been determined by the Company’s board of directors in its good faith judgment to be at least as favorable to the Company’s stockholders). From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 9.1 hereof, the Company shall notify Parent as promptly as practicable (and in any event within one (1) Business Day) of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal or of any request for information in connection with a potential Acquisition Proposal, such notice to include the identity of the Person proposing such Acquisition Proposal and the terms thereof (including furnishing a copy of any written proposal), and shall keep Parent apprised, on a current basis, of the status of any such Acquisition Proposal and of any modifications to the terms thereof.

Section 6.6 Fairness Hearing; Registration of Shares. Parent, Merger Sub and the Company shall each take all steps necessary or desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the “Commissioner”) of the fairness (the “Fairness Approval”) of the terms and conditions of the issuance of the Parent Common Shares as contemplated by this Agreement after a hearing held pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules of the Commissioner thereunder. The Company shall promptly notify Parent if the Company becomes aware that one of its stockholders intends to dissent or object to the Merger and the transactions contemplated hereby at such hearing. If for any reason whatsoever the Commissioner does not render the Fairness Approval of the terms and conditions of the Merger and the issuance of the Parent Common Shares as contemplated by this Agreement (or if Parent determines in its reasonable judgment not to pursue such a hearing; provided that Parent shall consult with the Company prior to making such determination and the Company shall consent to such determination, such consent not to be unreasonably withheld or delayed), the parties hereto agree to take all steps necessary and desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to have the Parent Common Shares to be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the “Registration Statement”) by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the Registration Statement with respect to the Parent Common Shares to be issued in connection with the Merger, which shall be in form and substance satisfactory to Parent (but with advance copies provided to the Company for its review and comment, which such comments shall be promptly conveyed by the Company). Each of Parent and the Company shall use all commercially reasonable efforts to respond to any comments of the SEC to the Registration Statement. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC to the Registration Statement and of any request by the SEC for amendments or supplements to the Registration Statement or additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement. As promptly as practicable after any comments to the Registration Statement are received from the SEC, Parent shall file with the SEC an amendment to the Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company, such amendment or supplement.

Section 6.7 Company Stockholder Approval; Stockholder Meeting. The Company shall use its commercially reasonable efforts to obtain the Stockholder Consent. Without limiting the generality of the foregoing, as promptly as practicable following Parent’s receipt of the Fairness Approval and the California Permit or the effectiveness of the Registration Statement, as applicable, the Company shall submit this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to the Company’s stockholders for approval and adoption either at a meeting of the Company’s stockholders or pursuant to a written consent. The materials submitted to the Company’s stockholders in connection therewith shall be subject to review and approval by Parent (which approval shall be given by Parent with respect to any information that is required to be disclosed by the Company in order for the board of directors of the Company to fulfill its duty of candor) and shall include information regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote their shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the Company may withdraw, modify or change such recommendation if the Company (i) has not breached Section 6.5 of this Agreement and (ii) has complied with the provisos to its right to terminate this Agreement pursuant to Section 9.1.7 of this Agreement. Notwithstanding the Company’s rights regarding a Superior Proposal in the preceding sentence, the Company agrees that its obligations to seek the Stockholder Consent pursuant to the first and second sentences of this Section 6.7 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or Superior Proposal.

Section 6.8 Application for Listing of Parent Common Shares on NASDAQ. Parent shall use its commercially reasonable efforts to cause the Parent Common Shares to be issued in connection with the Merger to be authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

Section 6.9 Takeover Statutes. If Section 203 of the DGCL or any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement and the Ancillary Agreements, the Company and the members of the board of directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms set forth in this Agreement and the Ancillary Agreements and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.10 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties hereby agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate, to the extent practicable, with each other in connection with the foregoing. Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to promptly seek to obtain any necessary consents (including, without limitation, the making of all filings required to be made under the HSR Act and/or with any U.S. or foreign Governmental Authority with respect to this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby), (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by U.S. and foreign Governmental Authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required consent in response to the request of a U.S. or foreign Governmental Authority without the prior written consent of Parent and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement, the Ancillary Agreements, the Merger or any of the other transactions contemplated hereby or thereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel contemplated by this Agreement.

Section 6.11 Employee Matters.

Section 6.11.1 Following the Effective Time, Parent shall offer to each Company Business Employee, except those Company Business Employees listed on Section 6.11.1 of the Company Disclosure Schedule, employment with a base salary that is not less than the base salary of such Company Business Employee as of the date hereof, unless the Archer Business Unit Manager and the Parent DVTD Manager otherwise mutually agree. Until the expiration of the Earn-Out Period, Parent agrees that it will not enter into an agreement for the sale to a third party of assets which includes substantially all the technology of the Archer Business Unit unless such agreement provides (i) for all employees then currently employed in the Archer Business Unit to be offered continued employment following the closing of such sale and (ii) that such third party acquiror agrees to assume Parent’s obligations to Eligible Employees under Section 2.8.6 of this Agreement.

Section 6.11.2 Following the Effective Time, Parent shall enroll all Company Business Employees who accept Parent’s offer of employment (each a “Retained Company Employee”), in Parent’s “employee benefit plans” as defined in Section 3(3) of ERISA or other plans, arrangements or agreements providing benefits to U.S. employees (or to any dependent or beneficiary thereof) of Parent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”) made available to Parent’s U.S. employees generally. The date of Parent’s enrollment of Retained Company Employees in the Parent Benefit Plans may vary with respect to each Parent Benefit Plan, but shall hereafter be referred to with respect to each Parent Benefit Plan as the “Benefit Plan Enrollment Date.” During the period between the Effective Time and the Benefit Plan

Enrollment Date, if any, for a Parent Benefit Plan, each Retained Company Employee shall remain enrolled and eligible to participate, to the substantially similar extent permitted prior to the Effective Time, in the relevant Company Benefit Plans.

Section 6.11.3 To the extent any Retained Company Employee is, or becomes, eligible to participate in any Parent Benefit Plans after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) give such Retained Company Employee service credit for their employment with the Company for eligibility and vesting purposes (but not benefit accrual) under all applicable Parent Benefit Plans, as if such service has been performed with Parent; (ii) give credit to each Retained Company Employee for earned but unused vacation and accrued vacation; (iii) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plan of Parent to be waived with respect to Retained Company Employees and their eligible dependents; and (iv) give credit to each Retained Company Employee for co-payments and deductibles paid toward an out-of-pocket maximums under any Parent Benefit Plan if permitted thereunder and it can be implemented administratively without undue burden.

Section 6.11.4 Unless Parent and the Company agree otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Employee Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a “401(k) Plan”). At the Closing, the Company shall provide Parent (i) executed resolutions of the board of directors of the Company authorizing such termination and (ii) if required, an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder.

Section 6.12 Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent an itemized and complete list (the “Company Transaction Expenses List”) of all estimated direct expenses of the Company incurred by the Company in connection with the negotiation and preparation of this Agreement, the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby, including any amounts relating to any legal, accounting and any other transaction fees (collectively, “Company Transaction Expenses”). Parent shall pay the Company Transaction Expenses concurrently with the Closing hereunder. Any Company Transaction Expenses that are not set forth on the Company Transaction Expenses List (any unlisted Company Transaction Expenses, the “Excess Company Transaction Expenses”), shall be paid to Parent out of the Escrow Shares pursuant to Section 10.2.1.4 of this Agreement on a dollar-for-dollar basis, which payment shall not be subject to the Threshold Amount set forth in Section 10.5.1 of this Agreement. Except (x) as expressly provided otherwise in this Agreement and (y) for filing fees payable in connection with filings made pursuant to the HSR Act and other similar U.S. or foreign statutes and for any printing costs related to documents used to obtain the California Permit or approval of the Company’s stockholders of the Merger and the transactions contemplated by this Agreement, which shall be split evenly between Parent and the Company, the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 6.13 Indemnification of the Company’s Directors, Officers and Agents. Parent, Merger Sub, the Company, and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the “Company Indemnified Parties”) as provided in its certificate of incorporation or bylaws or indemnification agreements as in effect as of Closing shall continue in full force and effect for a period of six (6) years from and after the Closing Date, assuming the consummation of the Merger, and Parent shall ensure that the Surviving Corporation honors its obligations thereunder or shall assume such obligations itself; provided, however, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth in the certificate of incorporation or bylaws or indemnification agreements of the Surviving Corporation or otherwise shall be made by independent counsel selected by Parent or the Surviving Corporation reasonably satisfactory to the Company Indemnified Party (whose fees and expenses shall be paid by Parent or the Surviving Corporation), which determination shall be final and binding on the parties thereto.

Section 6.14 Resource Allocation. From the Effective Time until December 31, 2005, Parent shall not make any downward adjustment in the number of technical marketing engineers, development engineers or product marketing employees working in the Archer Business Unit without the consent of the Archer Business Unit Manager and the Parent DVTD Manager, which consent shall not be unreasonably withheld. After December 31, 2005, allocation of personnel resources in the Archer Business Unit will be conducted in accordance with Parent’s existing planning and budgeting process.

Section 6.15 Schedule Z. From the Effective Time, all Archer Products shall be initially listed on Schedule Z of Parent’s price list (“Schedule Z”). The removal of any Archer Product from Schedule Z shall require the joint approval of the Archer Business Unit Manager and the Parent DVTD Manager.

Section 6.16 Internal Dispute Escalation Procedure. With respect to the provisions in this Agreement that are governed by the joint decision of the Archer Business Unit Manager and the Parent DVTD Manager, the parties agree that if the Archer Business Unit Manager and the Parent DVTD Manager continue to disagree after attempting to negotiate in good faith, they shall contact Parent’s Vice President of Corporate Marketing to seek final determination on issues related to Bookings and Schedule Z listings, and shall contact Parent’s Vice President of Human Resources to seek final determination on issues related to Eligible Employee Bonus Pool participation, distribution and allocation, and Eligible Employee hiring, such determinations in all cases to be final.

Section 6.17 Company Warrants. The Company shall use its reasonable best efforts to cause each outstanding Company Warrant to be exercised or terminated prior to the Effective Time.

Section 6.18 Consultation on Intellectual Property Litigation. Until the first anniversary of the Effective Time, Parent shall consult with the Archer Business Unit Manager prior to initiating any lawsuit or proceeding against a third party concerning the potential infringement of any Patents of the Company; provided that this consultation requirement shall not apply to Parent or any of its Affiliates bringing counterclaims or cross-claims in response to such party being named a defendant in a related patent infringement lawsuit or proceeding.

Section 6.19 IP Encumbrances. In the event (i) any third-party rights Encumber any of the Company’s Intellectual Property and (ii) such third-party rights may affect the Company’s proprietary rights to the Company’s Intellectual Property, then the Company shall modify such Intellectual Property to remove such Encumbrance prior to June 30, 2004. In the event the Company modifies any of its commercial software products to remove a third-party Encumbrance, the Company further agrees to distribute such modified product to all customers having the un-modified version and to assist such customers to terminate promptly the use of the un-modified version and begin using the modified version.

ARTICLE 7.

Tax Matters

Section 7.1 Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Parent shall permit the Escrow Participant Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Escrow Participant Representative. The Escrow Participants shall reimburse Parent out of the Escrow Account for Taxes with respect to such periods within fifteen (15) days after the date on which Taxes are paid with respect to such periods, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the most recent Financial Statement (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries of the Company in filing their Tax Returns.

Section 7.2 Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiaries of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. The Escrow Participants shall pay to Parent out of the Escrow Account within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the most recent Financial Statement (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries of the Company in filing their Tax Returns. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 10.2.1.6.

Section 7.3 Cooperation on Tax Matters. Parent, the Surviving Corporation and the Escrow Participant Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Corporation and the Escrow Participant Representative agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Company and the Subsidiaries of the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Parent, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Surviving Corporation and the Escrow Participant Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Parent and the Escrow Participant Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 7.4 Reorganization Matters.

Section 7.4.1 The parties intend the Merger and the Second Step Merger to qualify together as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Stockholder regarding the Tax treatment of the Merger or the Second Step Merger or whether the Merger and the Second Step Merger will qualify together as a reorganization under Section 368(a) of the Code. Each of the Company, the Stockholders and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger, the Second Step Merger and the other transactions contemplated by this Agreement. The Company, the Stockholders and Parent each agree to use their respective commercially reasonable efforts to cause the Merger and the Second Step Merger to qualify together, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger and the Second Step Merger from together qualifying, as a reorganization under Section 368(a) of the Code.

Section 7.4.2 This Agreement has been adopted as a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger and the Second Step Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 7.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 7.6 FIRPTA Certificate. On or prior to the Closing Date, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

Section 7.7 Characterization of Payments. Any payments made to any Parent Indemnitees pursuant to Section 10.2 of this Agreement shall constitute an adjustment of the consideration paid for the Common Stock and Preferred Stock, as applicable, for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Law.

Section 7.8 Carrybacks. The parties agree and acknowledge that any net operating losses or similar Tax attribute of the Company and its Subsidiaries is an asset of the Company and its Subsidiaries that (subject to any applicable limitations imposed by Law) is being acquired by Parent pursuant to the Merger, and that the Company and its Subsidiaries shall, to the extent permitted by Applicable Law, elect not to carryback any such Tax attributes to Tax periods of the Company and its Subsidiaries prior to the Closing Date or otherwise act so as to limit the ability of Parent to use such attributes subsequent to the Merger.

ARTICLE 8.

Conditions To Obligations

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

Section 8.1.1 The waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or determined by Parent and the Company to be reasonably desirable shall have been obtained.

Section 8.1.2 There shall not be any Applicable Law or Court Order that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

Section 8.1.3 The Fairness Approval shall have been obtained or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued (or taken) by the SEC, as applicable.

Section 8.1.4 Any other governmental or regulatory notices or approvals required under any Applicable Law to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and the parties shall have complied with all Applicable Laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.1.5 The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 8.1.6 Parent shall have received all consents and approvals from Governmental Authorities that are required for the consummation of the transactions contemplated hereby and any consents by third parties to each of the agreements set forth on Section 8.1.6 of the Company Disclosure Schedule that are required for the consummation of the transactions contemplated hereby.

Section 8.1.7 The Parent Common Shares to be issued in connection with the Merger shall be authorized for listing on the Nasdaq National Market.

Section 8.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

Section 8.2.1 Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

Section 8.2.2 Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement to which it is a party to be performed or complied with by it in all material respects on or prior to the Effective Time.

Section 8.2.3 Each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article 3 of this Agreement.

Section 8.2.4 Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

Section 8.3 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:

Section 8.3.1 Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

Section 8.3.2 The Company shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement to which it is a party to be performed or complied with by it in all material respects on or prior to the Effective Time.

Section 8.3.3 The Company shall have tendered for delivery the documents and other items to be delivered by the Company pursuant to Article 3 of this Agreement.

Section 8.3.4 Each of the Stockholder Support Agreements, Employment Agreements and Non-Competition Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement shall remain in full force and effect.

Section 8.3.5 The Company shall have received all Permits and consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and any consents by third parties to each of the agreements set forth on Section 8.3.5 of the Company Disclosure Schedule that are required for the consummation of the transactions contemplated hereby.

Section 8.3.6 Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 8.3.7 This Agreement shall have been adopted, and the Merger and the other transactions contemplated hereby shall have been approved, by the requisite vote or consent of the Company’s stockholders.

Section 8.3.8 No more than five percent (5%) of the shares of Company Stock (calculated on an as-converted to Common Stock basis) as of the Closing Date shall be Company Dissenting Shares.

ARTICLE 9.

Termination

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

Section 9.1.1 by mutual written consent of Parent, Merger Sub and the Company;

Section 9.1.2 by Parent and Merger Sub or the Company if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the

Merger has not been consummated by September 3, 2004 (the “Outside Date”); provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

Section 9.1.3 by Parent and Merger Sub if there shall have been (i) a breach by the Company of any of its representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a breach or nonperformance by the Company of any of its covenants or agreements contained in this Agreement, such that, in the case of either (i) or (ii) above, the conditions set forth in Section 8.3.1 and 8.3.2 would not be satisfied; provided, however, that if such breach, inaccuracy or nonperformance is curable by the Company through the exercise of its commercially reasonable efforts within fifteen (15) Business Days after notice to Parent (the “Company Cure Period”), then Parent and Merger Sub may not terminate this Agreement pursuant to this Section 9.1.3 prior to the expiration of the Company Cure Period (it being understood and agreed that the Company shall promptly notify Parent of any such breach, inaccuracy or nonperformance of which the Company has Knowledge and shall continue to exercise commercially reasonable efforts to cure such breach, inaccuracy or nonperformance during the Company Cure Period) and provided further that Parent and Merger Sub may not terminate the Agreement pursuant to this Section 9.1.3 if Parent and Merger Sub are in material breach of their obligations under this Agreement, including, but not limited to that the conditions in Section 8.2.1 and 8.2.2 could not be satisfied by Parent and Merger Sub at such time;

Section 9.1.4 by Parent and Merger Sub if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the stockholders of the Company or at any adjournment thereof due to the existence of an Acquisition Proposal (other than the Merger);

Section 9.1.5 by the Company if there shall have been (i) a breach by Parent or Merger Sub of any of their representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a breach or nonperformance by Parent or Merger Sub of any of their covenants or agreements contained in this Agreement, such that, in the case of either (i) or (ii) above, the conditions set forth in Section 8.2.1 and 8.2.2 would not be satisfied; provided, however, that if such breach, inaccuracy or nonperformance is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts within fifteen (15) Business Days after notice to the Company (the “Parent Cure Period”), then the Company may not terminate this Agreement pursuant to this Section 9.1.5 prior to the expiration of the Parent Cure Period (it being understood and agreed that Parent shall promptly notify the Company of any such breach, inaccuracy or nonperformance of which Parent has Knowledge and shall continue to exercise commercially reasonable efforts to cure such breach, inaccuracy or nonperformance during the Parent Cure Period) and provided further that Company may not terminate the Agreement pursuant to this Section 9.1.5 if Company is in material breach of its obligations under this Agreement, including, but not limited to that the conditions in Section 8.3.1 and 8.3.2 could not be satisfied by Company at such time;

Section 9.1.6 by Parent and Merger Sub if (i) the board of directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger, or shall have resolved to do so, or (ii) the board of directors of the Company shall have recommended to the Stockholders any Acquisition Proposal other than the Merger or shall have resolved to do so.

Section 9.1.7 by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the board of directors of the Company resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1.7 unless (i) the Company has delivered to Parent a written notice of the Company’s intent to enter into such an agreement to effect the Superior Proposal, (ii) five (5) Business Days have elapsed following delivery to Parent of such written notice by the Company and (iii) during such five-day period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Acquisition Proposal (including providing a copy of any written proposal) and the identity of the person making the Acquisition Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1.7 unless at the end of such five-day period, the board of directors of the Company continues to reasonably believe that the Acquisition Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination the Company pays to Parent the amounts specified in Section 9.2.2.

Section 9.2 Effect of Termination.

Section 9.2.1 In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except as set forth in Section 6.2, Section 6.12, this Section 9.2 and Article 11 hereof, each of which shall survive the termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

Section 9.2.2 In the event that this Agreement is terminated pursuant to Section 9.1.4, 9.1.6 or 9.1.7, then the Company shall pay to Parent a termination fee of Two Million Dollars ($2,000,000) no later than two (2) Business Days after such termination.

ARTICLE 10.

Indemnification

Section 10.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties set forth in this Agreement or in any instrument executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing until the Expiration Date. All covenants or other agreements contained in this Agreement shall survive the Closing indefinitely or for such lesser period of time as may be specified herein.

Section 10.2 Indemnification by the Escrow Participants.

Section 10.2.1 Indemnification by the Escrow Participants. From and after the Closing Date, each of the Escrow Participants shall, severally in proportion to their respective Pro Rata Shares and not jointly, indemnify and hold Parent, Merger Sub, the Company and each of their Subsidiaries, and each of their respective officers, directors, employees, members, stockholders, agents and representatives (“Parent Indemnitees”) harmless from and against all losses, damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs, Tax Costs and expenses of any nature whatsoever (including the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, orders, settlements and compromises relating thereto, and reasonable attorneys’, accountants’, experts’ and other fees and expenses in connection therewith) (“Losses”) resulting from, arising out of, or due to, directly or indirectly, any of the following:

Section 10.2.1.1 Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of the Company, or any breach or nonfulfillment of any covenant of the Company, contained in this Agreement, in any schedule delivered hereunder by the Company, or in any certificates delivered by the Company pursuant to this Agreement;

Section 10.2.1.2 Any Excess Company Transaction Expenses;

Section 10.2.1.3 With respect to each Company Dissenting Share, any payments made by Parent in respect of any demands for appraisal of such Company Dissenting Share to the extent such payments exceed the net amount ultimately paid (taking into account the effect of indemnification payments pursuant to this Article 10 and the Escrow Agreement) with respect to a share of Company Stock of the same class and series that is not a Company Dissenting Share pursuant to this Agreement, each Parent Common Share being valued for such purpose at the Closing Measurement Price, plus the reasonable fees and expenses of Parent incurred in connection with the defense of such demands; and

Section 10.2.1.4 (i) Any Taxes of any of the Company and the Subsidiaries of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheets (rather than in any notes thereto) contained in the Interim Period Unaudited Company Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, and (ii) the unpaid Taxes of any Person that are imposed on the Company or the Surviving Corporation or Merger Sub 2 (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

Section 10.2.1.5 Any of the matters set forth on Section 10.2.1.5 of the Company Disclosure Schedule.

Section 10.2.2 Offset; Waiver. For purposes of this Section 10.2:

Section 10.2.2.1 In the event that a Parent Indemnitee wishes to make any indemnification claim under this Section 10.2, such Parent Indemnitee shall provide written notice of such claim (an “Indemnification Notice”) to the Escrow Agent and the Escrow Participant Representative. Any such notice shall, to the extent practicable, set forth in reasonable detail the basis for the claim and shall include a good faith determination of the estimated amount of the claim. Thereafter, the Escrow Participant Representative shall have twenty (20) Business Days following the Escrow Participant Representative’s receipt of the Indemnification Notice in which to deliver notice of objection to such claim to the Parent Indemnitee and the Escrow Agent. If no objection notice is given, then the claim in the amount alleged by the Parent Indemnitee in the Indemnification Notice shall be deemed to be valid and indemnifiable pursuant hereto, and the Parent Indemnitee shall be entitled to offset the full amount of such claim against the Escrow Shares. No offset shall be permitted if the relevant claim is timely disputed as set forth above, unless and until its validity is finally resolved. In the event that the Parent Indemnitee is entitled to offset as a result of the final resolution of the validity of such claim, such Parent Indemnitee shall provide written notice (the “Resolved Claim Notice”) of such offset to the Escrow Agent and the Escrow Participant Representative. Within five (5) Business Days after receipt of the Resolved Claim Notice, the Escrow Agent shall deliver to such Parent Indemnitee a number of Escrow Shares equal in value to the amount of such offset. Each Escrow Participant shall be severally, and not jointly, liable for the dollar amount equal to the product of (x) the dollar amount set forth in such Resolved Claim Notice multiplied by (y) such Escrow Participant’s Pro Rata Share, but in no event greater than the value of the remaining Escrow Shares attributable to such Escrow Participant.

Section 10.3 Procedures for Third-Party Claims.

Section 10.3.1 Third-Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 10.2 hereof in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnifying party demonstrates that it has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as practicable following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim that are not separately addressed to the indemnifying party.

Section 10.3.2 Assumption. If a Third-Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any reasonable legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided, however, that the indemnifying party shall bear the reasonable fees and expenses of such separate counsel (i) if the parties to any such action or proceeding (including impleaded parties) include any of the Stockholders and representation of both parties would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate due to a conflict of interest or (ii) if the indemnifying party shall not have employed counsel (other than counsel that is reasonably objected to by the Indemnified Party) within a reasonable time after the Indemnified Party has given notice of the institution of a Third-Party Claim in compliance with Section 10.3.1 hereof; provided, however, that in no event shall the indemnifying party have to bear the fees and expenses of more than one separate counsel for all Indemnified Parties. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include, to the extent within the control of each such Indemnified Party, the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the indemnifying party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim (and, with respect to indemnification by the Escrow Participants, for which the Escrow Shares then remaining in the Escrow Account are sufficient to satisfy the entire settlement, compromise or discharge), which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

Section 10.4 Termination of Indemnification Obligations. The obligations to indemnify and hold harmless any Person pursuant to Sections 10.2 hereof shall terminate on the Expiration Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a bona fide claim by delivering a notice of such claim pursuant to Sections 10.2.2 or 10.3 hereof to the indemnifying party.

Section 10.5 Limitations on Indemnity; Maximum Liability.

Section 10.5.1 Notwithstanding the foregoing, the Escrow Participants shall not be obligated to indemnify any Parent Indemnitee pursuant to Section 10.2.1.1 of this Agreement unless and until the aggregate of all Losses suffered by all Parent Indemnitees under this Agreement exceeds $250,000 (the “Threshold Amount”), whereupon, provided that the other requirements of this Article 10 have been complied with, the amount of all such Losses, and all subsequent Losses, shall become due and payable, up to the limits set forth in Section 10.5.2.

Section 10.5.2 Except in the case of fraud or criminal activity, the aggregate liability of each Escrow Participant for money damages under this Agreement shall be limited to the product of (x) the value of the Escrow Shares multiplied by (y) such Escrow Participant’s Pro Rata Share, and the Escrow Account and the indemnification provisions of this Article 10 shall be Parent’s sole remedy in connection with this Agreement and the transactions contemplated hereby.

ARTICLE 11.

Miscellaneous

Section 11.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule, any other exhibits, schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto), the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 11.2 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

Section 11.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 11.4 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing, but only if deposited at a U.S. Postal Service office in California or Oregon) or (d) delivered by an express courier (with written confirmation) (in which case such notice shall be deemed given on the next Business Day) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub or to the Company after the Closing Date:

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

Facsimile: 503-685-1485

Attention: General Counsel

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Facsimile: (650) 463-2600

Attention: Christopher L. Kaufman

  Tad J. Freese

If to the Company before the Closing Date:

0-In Design Automation, Inc.

1784 Technology Drive

San Jose, California 95110

Facsimile: 408-487-3651

Attention: Steven D. White

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop LLP

2475 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 233-4545

Attention: Jorge A. del Calvo

  Bradley D. Kohn

If to the Escrow Participant Representative:

MVC Capital

287 Bowman Avenue, 3rd Floor

Purchase, New York 10577

Facsimile: (914) 701-0315

Attention: Bruce Shewmaker

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop LLP

2475 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 233-4545

Attention: Jorge A. del Calvo

  Bradley D. Kohn

Section 11.5 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except for Section 2.8.6 and Section 6.13 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto; provided, however, that Parent may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) a wholly-owned Subsidiary of Parent, in which event all of the rights and powers of Parent and remedies available to Parent under this Agreement shall extend to and be enforceable by such Subsidiary (provided that Parent remains jointly and severally liable with such assignee for any obligations of Parent hereunder after such assignment) or (ii) any Person who acquires Parent, whether by way of merger or the purchase of all of Parent’s outstanding capital stock or substantially all of Parent’s assets. In the event of any such assignment and delegation, the term “Parent” as used in this Agreement shall be deemed to refer to such Subsidiary or successor of Parent, as the case may be, where reference is made with respect to actions to be taken with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall be deemed to include both Parent and such Subsidiary or successor of Parent, as the case may be, where appropriate.

Section 11.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other party by express overnight delivery in accordance with Section 11.4 hereof. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

Section 11.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.8 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

Section 11.9 Consent to Jurisdiction. Except as otherwise expressly provided in any of the Ancillary Agreements, each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of Delaware and any federal court sitting in Delaware and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MENTOR GRAPHICS CORPORATION, an Oregon corporation

By:	/s/ Robert Hum
Name:	Robert Hum
Title:	Vice President

NULL SET ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Robert Hum
Name:	Robert Hum
Title:	President and Chief Executive Officer

0-IN DESIGN AUTOMATION, INC., a Delaware corporation

By:	/s/ Steven D. White
Name:	Steven D. White
Title:	President and Chief Executive Officer

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”) to that Agreement and Plan of Merger (the “Agreement”), dated June 5, 2004, among Mentor Graphics Corporation, an Oregon corporation (“Parent”), Null Set Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and 0-In Design Automation, Inc., a Delaware corporation (the “Company”) is dated as of July     , 2004 (the “Amendment Effective Date”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Agreement.

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Company entered into the Agreement for purposes of effecting the merger of Merger Sub into the Company (the “Merger”), with the surviving corporation becoming a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Agreement, after the Merger, the parties originally contemplated effecting a second-step merger (the “Second-Step Merger”), whereby the surviving corporation from the Merger would then be merged with and into Null Set Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent;

WHEREAS, the parties now desire for the Second-Step Merger to be effected by merging the surviving corporation into a Delaware limited liability company instead of a Delaware corporation; and

WHEREAS, the parties to the Agreement also wish to make changes to certain definitions in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

A. Section 1.1 of the Agreement is amended by restating the definition of “Stock Consideration Portion” in its entirety as follows:

“Stock Consideration Portion” shall mean, with respect to each class or series of Company Stock, the number of Parent Common Shares equal to the result of the following calculation:

X = (A x B)

        C

where “X” is the Stock Consideration Portion; “A” represents the Stock Consideration; “B” represents the Stock Allocation Percentage for the particular class or series of Company Stock; and “C” represents the aggregate number of shares issued and outstanding for such class or series of Company Stock, including any shares issuable upon exercise of options or conversion of warrants for such class or series of Company Stock, as of the Closing Date (but for purposes of clarity with respect to the Common Stock, excluding shares issuable upon conversion of the Preferred Stock). The Stock Consideration Portion for the Series A Preferred Stock shall be the “Series A Preferred Portion.” The Stock Consideration Portion for the Series B Preferred Stock shall be the “Series B

Preferred Portion.” The Stock Consideration Portion for the Series C Preferred Stock shall be the “Series C Preferred Portion.” The Stock Consideration Portion for the Series D Preferred Stock shall be the “Series D Preferred Portion.” The Stock Consideration Portion for the Series E Preferred Stock shall be the “Series E Preferred Portion.” The Stock Consideration Portion for the Common Stock shall be the “Common Stock Portion.”

B. Section 2.1.1 of the Agreement is hereby amended by restating Section 2.1.1 as follows:

Section 2.1.1 Merger of the Company into Merger Sub; Second Step Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”). Following the Effective Time, on the same day of the Effective Time if practicable, but in any case no more than one (1) Business Day following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into a wholly-owned Delaware limited liability company (“Merger Sub 2”) of which Parent shall be the sole member (the “Second Step Merger”). The Merger and the Second Step Merger shall be treated as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall be reported as a single “merger transaction” within the meaning of Section 368(a)(1)(A) of the Code.

Any and all other references to or treatment of Merger Sub 2 as a Delaware corporation shall be hereby amended and restated to refer to or treat Merger Sub 2 as a Delaware limited liability company.

C. Section 5.9.3 of the Agreement is hereby amended by restating Section 5.9.3 as follows:

Section 5.9.3 Intention Regarding the Company and Merger Sub 2. Parent will cause the Company, as the corporation surviving the Merger, to merge in the Second Step Merger with and into Merger Sub 2 as soon as practicable following the Merger. Parent has no plan or intention: (i) to merge Merger Sub 2 into any corporation or other legal entity other than Parent; (ii) to sell or otherwise dispose of any portion of its membership interests in Merger Sub 2, except for transfers and successive transfers of all of the membership interests in Merger Sub 2 described in Treasury Regulation Section 1.368-2(k) or to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code) in all cases such that Merger Sub 2 continues to have only one member; or (iii) to cause Merger Sub 2 to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor (within the meaning of Section 368(c) of the Code) or (y) dispositions after which Merger Sub 2 would continue to hold the amount of assets set forth in Section 4.29.1 following the Second Step Merger (assuming the correctness of the representation set forth in Section 4.29.1).

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D. Section 5.9.8 of the Agreement is hereby amended by restating Section 5.9.8 as follows:

Section 5.9.8 Indebtedness. At the Effective Time, there will be no indebtedness existing between Parent, Merger Sub or Merger Sub 2 and the Company that was issued or acquired, or will be settled, at a discount.

E. Section 5.9.9 of the Agreement is hereby amended by restating Section 5.9.9 as follows:

Section 5.9.9 Tax Reporting. After the Merger and the Second Step Merger, each of Parent, Merger Sub and Merger Sub 2 will comply and Parent will cause the Company to comply with the reporting requirements set forth in Treasury Regulation Section 1.368-3 by attaching the required material to each of Parent’s, Merger Sub’s, the Company’s and each of its Subsidiaries’ timely filed United States federal income Tax Return for the taxable year in which the Merger and the Second Step Merger occurs.

F. Section 5.9.10 of the Agreement is hereby amended by restating Section 5.9.10 as follows:

Section 5.9.10 Control. Prior to and at the Effective Time of the Merger, Parent will be in control of Merger Sub within the meaning of section 368(c) of the Code. Immediately prior to the Second Step Merger, Parent will be the sole member of Merger Sub 2.

G. Section 5.9.13 of the Agreement is hereby amended by restating Section 5.9.13 as follows:

Section 5.9.13 No Subsidiary Stock. No stock of Merger Sub or any other direct or indirect subsidiary of Parent and no membership interests in Merger Sub 2 will be issued to Stockholders in the Merger.

H. Section 5.9.16 of the Agreement is hereby amended by restating Section 5.9.16 as follows:

Section 5.9.16 Merger Sub Formation. Merger Sub is a newly formed corporation which has conducted no business activities and was formed solely for facilitating the acquisition of the Company. Merger Sub 2 is a newly formed limited liability company which has conducted no business activities and was formed solely for facilitating the acquisition of the Company.

I. Section 5.9.17 of the Agreement is hereby amended by restating Section 5.9.17 as follows:

Section 5.9.17 Control. Parent has no plan or intention to cause Merger Sub 2, after the Second Step Merger, to issue additional membership interests in Merger Sub 2 that would cause Parent to cease to be the sole member of Merger Sub 2.

J. Section 6.15 of the Agreement is hereby amended by restating Section 6.15 as follows:

Section 6.15. Schedule Z. From the Effective Time until the expiration of the Earn-Out Period (i) all Archer Products shall be initially listed on Schedule Z of Parent’s price list (“Schedule Z”) and (ii) the removal of any Archer Product from Schedule Z shall require the joint approval of the Archer Business Unit Manager and the Parent DVTD Manager.

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K. Exhibit M to the Agreement, which pertains to the definition and allocation of Additional Stockholder Consideration Portion among the Company Stockholders, is hereby amended and restated in its entirety by its replacement with a new Exhibit M attached to this Amendment.

L. Miscellaneous.

1. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

2. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other party.

3. THIS AMENDMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

4. From and after the Amendment Effective Date, all references in the Agreement shall be deemed to be references to the Agreement as modified hereby.

* * *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

MENTOR GRAPHICS CORPORATION, an Oregon corporation

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	Vice President, Secretary and General Counsel

NULL SET ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	Vice President, Secretary and General Counsel

0-IN DESIGN AUTOMATION, INC., a Delaware corporation

By:	/s/ Steven D. White
Name:	Steven D. White
Title:	President and Chief Executive Office

5